     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 5, 1997


                                                      REGISTRATION NO. 333-18413
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                               AMENDMENT NO. 3 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                       COMPLETE BUSINESS SOLUTIONS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                    MICHIGAN
                          (State or Other Jurisdiction
                       of Incorporation or Organization)
                                      7371
                          (Primary Standard Industrial
                          Classification Code Number)
                                   38-2606945
                                (I.R.S. Employer
                              Identification No.)

                          32605 WEST TWELVE MILE ROAD
                                   SUITE 250
                        FARMINGTON HILLS, MICHIGAN 48334
                                 (810) 488-2088
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                        Registrant's Executive Offices)

                         ------------------------------

                             RAJENDRA B. VATTIKUTI
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       COMPLETE BUSINESS SOLUTIONS, INC.
                          32605 WEST TWELVE MILE ROAD
                                   SUITE 250
                        FARMINGTON HILLS, MICHIGAN 48334
                                 (810) 488-2088
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                         ------------------------------

                                With Copies to:

                            DANIEL I. DE WOLF, ESQ.
                             WILLIE E. DENNIS, ESQ.
                          Camhy Karlinsky & Stein LLP
                                 1740 Broadway
                            New York, New York 10019
                                 (212) 977-6600
                            DOUGLAS R. NEWKIRK, ESQ.
                            J. TODD ARKEBAUER, ESQ.
                            Sachnoff & Weaver, Ltd.
                       30 South Wacker Drive, 29th Floor
                            Chicago, Illinois 60606
                                 (312) 207-1000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         ------------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS



MARCH 5, 1997



                                2,500,000 SHARES


                                   CBSI LOGO
                                  COMMON STOCK


     Of the 2,500,000 shares of Common Stock offered hereby, 2,300,000 shares are being sold by Complete Business Solutions, Inc. ("CBSI" or the "Company") and 200,000 shares are being sold by the Selling Shareholder. See "Principal and Selling Shareholders." The Company will not receive any part of the proceeds from the sale of shares by the Selling Shareholder.



     Prior to this offering, there has been no public market for the Common Stock of the Company. See "Underwriting" for information relating to the factors considered in determining the initial public offering price.



     The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "CBSL."

                         ------------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                         ------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------


                                 PRICE               UNDERWRITING             PROCEEDS             PROCEEDS TO
                                 TO THE             DISCOUNTS AND              TO THE              THE SELLING
                                 PUBLIC             COMMISSIONS(1)           COMPANY(2)            SHAREHOLDER
------------------------------------------------------------------------------------------------------------------
Per Share...............         $12.00                 $0.84                  $11.16                 $11.16
Total(3)................      $30,000,000             $2,100,000            $25,668,000             $2,232,000


--------------------------------------------------------------------------------

(1) See "Underwriting" for indemnification arrangements with the Underwriters.

(2) Before deducting expenses, estimated at $1,400,000, which will be paid by the Company.


(3) The Company has granted to the Underwriters a 30-day option to purchase up to 375,000 additional shares of Common Stock at the Price to the Public, less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions, Proceeds to the Company and Proceeds to the Selling Shareholder will be $34,500,000, $2,415,000, $29,853,000 and $2,232,000, respectively. See "Principal and
    Selling Shareholders" and "Underwriting."



     The shares of Common Stock are being offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of the share certificates will be made in New York, New York, on or about March 10, 1997.


DONALDSON, LUFKIN & JENRETTE                                 FERRIS, BAKER WATTS
          SECURITIES CORPORATION                           INCORPORATED

     This Prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this Prospectus, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors."
                         ------------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                         ------------------------------

     APECS(R) is a registered trademark of the Company. COSMO(SM) and The Time Machine 2000(SM) are service marks of the Company. All trademarks, service marks and trade names referred to in this Prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the Consolidated Financial Statements and related Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all information contained in this Prospectus assumes that the Underwriters' over-allotment option is not exercised. All share and per share data in this Prospectus have been adjusted to give retroactive effect to the conversion by JF Electra (Mauritius) Limited ("JF Electra") of its shares of stock in CBS Complete Business Solutions (Mauritius) Limited ("CBS Mauritius") into 552,632 shares of common stock of the Company, no par value (the "Common Stock"). Unless otherwise indicated, the terms "Company" and "CBSI" refer collectively to Complete Business Solutions, Inc. and its subsidiaries.

                                  THE COMPANY

     CBSI is a worldwide provider of information technology ("IT") services to large and mid-size organizations. The Company offers its clients a broad range of IT services, from advising clients on strategic technology plans to developing and implementing appropriate IT solutions. CBSI offers custom-tailored solutions based on an assessment of each client's needs. The Company's services include: (i) large systems applications development and maintenance; (ii) reengineering legacy applications to client/server technology;
(iii) client/server applications development; (iv) Year 2000 conversion services; (v) IT consulting services; (vi) packaged software implementation; and
(vii) contract programming services.

     CBSI provides services in a wide variety of computing environments and uses leading technologies, including client/server architectures, object-oriented programming languages and tools, distributed database management systems and the latest network and communications technologies. The Company believes that the breadth of its service offerings fosters long-term client relationships, affords cross-selling opportunities, minimizes dependence on any single technology or client and enables the Company to serve as a single source provider for its clients' IT applications solutions. This single or preferred provider approach is consistent with CBSI's full life-cycle, client-oriented approach to IT solutions.

     CBSI provides IT services to clients in a diverse range of industries. Its clients include American President Lines, Chrysler Corporation, Ford Motor Company, IBM, ISSC/Foremost Insurance, the State of Indiana, the State of Nevada, S.W.I.F.T., Spartan Stores and UNUM Ltd. During 1996, the Company provided services to over 220 clients in the U.S., Europe and Asia. The Company's strategy is to maximize its client retention rate and secure additional engagements by providing both quality services and client responsiveness. For each of the years 1994, 1995 and 1996, existing clients from the previous fiscal year generated at least 80% of the Company's revenues. These recurring revenues have contributed significantly to the Company's 29% compound annual revenue growth rate over the past five years.

     Since 1992, CBSI has developed an extensive offshore infrastructure in India, including two modern software development centers in Bangalore and Madras and a training center in Hyderabad. The Company believes this established offshore infrastructure is one of the largest in the industry and differentiates it from those competitors who either have no offshore capability or depend on subcontractor relationships to offer such services. With its offsite and offshore development options, the Company can quickly provide clients with IT solutions on a cost-effective basis.

     The Company's goal is to become the preferred provider of IT services to an expanding base of clients. The Company's strategy to achieve this goal is to:
(i) cross-sell services to existing clients; (ii) increase and build upon Year 2000 engagements; (iii) capitalize on significant investments in infrastructure and capabilities; (iv) develop new and expand recently added service offerings such as Enterprise Resource Planning software package installation, Internet/intranet applications and Electronic Data Interchange applications; (v) increase its international presence; and (vi) pursue targeted acquisitions.

                                  THE OFFERING


Common Stock offered by the Company.........................    2,300,000 shares
Common Stock offered by the Selling Shareholder.............    200,000 shares
Common Stock to be outstanding after the offering...........    9,300,000 shares(1)
Use of proceeds.............................................    Payment of undistributed S corporation
                                                                earnings; repayment of existing debt;
                                                                expansion of existing operations,
                                                                including the Company's offshore
                                                                software development operations,
                                                                development of new service lines and
                                                                possible acquisitions of related
                                                                businesses; and general corporate
                                                                purposes, including working capital.
Nasdaq National Market symbol...............................    CBSL


-------------------------

(1) Excludes: (i) options outstanding on the date hereof to purchase 595,824 shares of Common Stock at a weighted average exercise price of $8.07 per share; and (ii) 522,810 additional shares of Common Stock reserved for issuance upon exercise of options that may be granted in the future under the Company's 1996 Stock Option Plan. See "Management -- Employee Benefit Plans."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

                                                                       YEARS ENDED DECEMBER 31,
                                                      -----------------------------------------------------------
                                                       1992         1993         1994         1995         1996
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
HISTORICAL STATEMENT OF INCOME DATA:
  Revenues......................................      $32,382      $43,795      $56,358      $67,399      $83,241
  Gross profit..................................        7,159       10,290       13,522       13,790       19,939
  Income from operations........................        1,410        1,937        2,635        1,966        4,484
  Interest expense..............................          185          197          345          692          539
  Provision for income taxes....................           --           --           --           --           84
  Minority interest.............................           36          127          176          252          158
  Net income....................................      $ 1,189      $ 1,613      $ 2,114      $ 1,022      $ 3,703
PRO FORMA STATEMENT OF INCOME DATA:
  Revenues.............................................................................      $67,399      $83,241
  Gross profit.........................................................................       13,790       19,939
  Income from operations(1)............................................................        1,811        4,329
  Interest income(2)...................................................................          (32)         (71)
  Provision for income taxes(3)........................................................          389        1,580
  Net income(4)........................................................................      $ 1,454      $ 2,820
  Net income per common share..........................................................      $  0.18      $  0.34
  Weighted average shares outstanding(5)...............................................        7,961        8,213

                                                                                                    AS OF
                                                                                              DECEMBER 31, 1996
                                                                                             --------------------
                                                                                                            AS
                                                                                             ACTUAL       ADJUSTED(6)
                                                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents............................................................      $ 3,382      $12,459
  Working capital......................................................................       10,077       24,273
  Total assets.........................................................................       31,258       43,425
  Revolving credit facility and long-term debt.........................................        6,191           --
  Minority interest....................................................................        1,503           --
  Total shareholders' equity...........................................................       13,951       32,706


------------------------------
    (1) Reflects the amortization of goodwill over a period of 20 years as a result of the Company's purchase of the 28% minority interest in CBS Mauritius.

    (2) Reflects the elimination of interest expense to give effect to the repayment of the Company's revolving credit facility and long-term debt. See "Use of Proceeds."

    (3) Reflects provision for federal and state income taxes at the effective income tax rate as if the Company had been taxed as a C corporation and no foreign tax holidays had been granted during the periods presented. The effective tax rate was 21.1% and 35.9% for the years ended December 31, 1995 and 1996, respectively.

    (4) Reflects the elimination of minority interest due to the issuance of 552,632 shares of Common Stock in exchange for the minority interest in CBS Mauritius.

    (5) Reflects pro forma weighted average shares of Common Stock, plus the portion of the Common Stock offered hereby needed to generate proceeds sufficient to repay the Company's revolving credit facility and long-term debt at the end of each period. See "Use of Proceeds" and "Capitalization."


    (6) Adjusted to give effect to: (i) the recording of an estimated $1.1 million deferred tax liability upon termination of the Company's S corporation status; (ii) the issuance of 552,632 shares of Common Stock in connection with the conversion of JF Electra's minority interest in CBS Mauritius, including the elimination of the minority interest; and
        (iii) the sale of 2,300,000 shares of Common Stock by the Company and the application of the estimated net proceeds therefrom as described in "Use of Proceeds." See "S Corporation Distribution" and "Certain Transactions."

                                  RISK FACTORS

RECRUITMENT AND RETENTION OF IT PROFESSIONALS

     The Company's business involves delivering IT services and is labor-intensive. The Company's success depends upon its ability to attract, develop, motivate and retain highly-skilled IT professionals and project managers, who possess the technical skills and experience necessary to deliver the Company's services. Qualified IT professionals are in great demand worldwide and are likely to remain a limited resource for the foreseeable future. There can be no assurance that qualified IT professionals will continue to be available to the Company in sufficient numbers, or that the Company will be successful in retaining current or future employees. Failure to attract or retain qualified IT professionals in sufficient numbers could have a material adverse effect on the Company's business, operating results and financial condition. Historically, the Company has accomplished a significant portion of its recruiting outside of the countries where the client work was performed. Accordingly, any perception among the Company's IT professionals, whether or not well founded, that the Company's ability to assist them in obtaining H-1B temporary work permits and permanent residency status has diminished could lead to significant employee attrition which could result in the Company incurring increased costs for IT professionals. See "Business -- Human Resources" and "Business -- Competition."

GOVERNMENT REGULATION OF IMMIGRATION

     The Company recruits its IT professionals on a global basis to create a workforce that it can deploy wherever required and, therefore, must comply with the immigration laws in the countries in which it operates, particularly the United States. As of December 31, 1996, approximately 45% of CBSI's worldwide workforce was working under H-1B temporary work permits in the United States. There is a limit on the number of new H-1B permits that may be approved in a fiscal year. In years in which this limit is reached, the Company may be unable to obtain enough H-1B permits to meet its requirements. If the Company were unable to obtain H-1B permits for its employees in sufficient quantities or at a sufficient rate, the Company's business, operating results and financial condition could be materially and adversely affected. Furthermore, Congress and administrative agencies with jurisdiction over immigration matters have periodically expressed concerns over the levels of legal and illegal immigration into the U.S. These concerns have often resulted in proposed legislation, rules and regulations aimed at reducing the number of work permits that may be issued. Any changes in such laws and regulations making it more difficult to hire foreign nationals or limiting the ability of the Company to retain foreign employees, could require the Company to incur additional unexpected labor costs and other expenses. Any such restrictions or limitations on the Company's hiring practices could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Human Resources."

INCREASING SIGNIFICANCE AND RISKS OF NON-U.S. OPERATIONS

     The Company's international consulting and offshore software development operations are important elements of its growth strategy. The Company opened offices in the United Kingdom in 1990, in Madras, India in 1992, in Bangalore, India in 1995 and in Hyderabad, India in 1996. The international operations of the Company accounted for 4.7%, 6.8% and 6.9% of the Company's total revenues in fiscal years 1994, 1995 and 1996, respectively. These operations depend greatly upon business and technology transfer laws in those countries, and upon the continued development of technology infrastructure. There can be no assurance that the Company's international operations will continue to be profitable or support the Company's growth strategy. The risks inherent in the Company's international business activities include unexpected changes in regulatory environments, foreign currency fluctuations, tariffs and other trade barriers, difficulties in managing international operations and potential foreign tax consequences, including repatriation of earnings and the burden of complying with a wide variety of foreign laws and regulations. The Company's failure to manage growth, attract and retain personnel, manage major development efforts, or profitably deliver services or a significant interruption in the Company's ability to transmit data via satellite, could have a material adverse impact on the Company's ability to maintain and develop successfully its international operations and could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- CBSI Growth Strategies."

     The Company's international operations are subject to a number of special risks, including currency exchange rate fluctuations, trade barriers, exchange controls, political risks and risk of increases in duties, taxes and governmental royalties, as well as changes in laws and policies governing operations of foreign-based companies.

VARIABILITY OF QUARTERLY OPERATING RESULTS

     The Company's revenues and operating results are subject to significant variation from quarter to quarter depending on a number of factors, including the timing and number of client projects commenced and completed during the quarter, the number of working days in a quarter, employee hiring, attrition and utilization rates and progress on fixed-price projects during the quarter. Because a high percentage of the Company's expenses, in particular personnel and facilities costs, are relatively fixed, a variation in revenues may cause significant variations in operating results. Additionally, the Company periodically incurs cost increases due to both the hiring of new employees and strategic investments in its infrastructure in anticipation of future opportunities for revenue growth. No assurances can be given that quarterly results will not fluctuate, causing a material adverse effect on the Company's financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results."

EXPOSURE TO REGULATORY AND GENERAL ECONOMIC CONDITIONS IN INDIA

     A significant element of the Company's business strategy is to continue to develop its offshore software development centers in Bangalore and Madras, India. As of December 31, 1996, the Company had approximately 28% of its workforce in India. The Indian government, as a means of encouraging foreign investment, provides significant tax incentives and exemptions to regulatory restrictions. Certain of these benefits that directly affect the Company include, among others, tax holidays (temporary exemptions from taxation on operating income) and liberalized import and export duties. To be eligible for certain of these tax benefits, the Company must continue to meet certain conditions. A failure to meet such conditions in the future could result in the cancellation of the benefits. There can be no assurance that such tax benefits will be continued in the future at their current levels. With respect to duties, subject to certain conditions, goods, raw materials and components for production imported by the Company's offices in India are exempt from the levy of a customs duty.

     Although wage costs in India are significantly lower than in the U.S. and elsewhere for comparably skilled IT professionals, wages in India are increasing at a faster rate than in the U.S. In the past, India has experienced significant inflation and shortages of foreign exchange, and has been subject to civil unrest and acts of terrorism. Although the inflation rate for the periods discussed in this Prospectus has been insignificant, increases in inflation in the future could have a material adverse effect on the Company's business, operating results and financial condition. Additionally, changes in interest rates, taxation or other social, political, economic or diplomatic developments affecting India in the future could also have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- The CBSI Solution."

FIXED-PRICE PROJECTS

     The Company undertakes certain projects on a fixed-price basis, as distinguished from billing on a time-and-materials basis. Significant cost overruns on fixed-price projects could have a material adverse effect on the Company's business, operating results and financial condition. These risks may be heightened if the Company acts as a subcontractor on a fixed-price project because of its limited ability to control project variables and to negotiate directly with the ultimate client. For example, in 1994 and 1995, the Company provided services as a subcontractor on a fixed-price project to design and develop a human services and child support enforcement system for a state government. The Company incurred approximately $3.0 million in excess personnel costs, primarily in 1995, to meet the demands of this project and the Company's overall gross profit margin therefore declined from 24% in 1994 to 21% in 1995. Excluding the excess costs associated with this project, the Company's gross profit margins would have remained constant from 1994 to 1995. Although the Company intends to solicit fewer fixed-price project engagements in the future, there can be no assurance that those fixed-price project engagements accepted by the Company will be profitable, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

COMPETITION

     The IT services industry is highly competitive and served by numerous national, regional and local firms, all of which are either existing or potential competitors of the Company. Primary competitors include participants within a variety of market segments, including "Big Six" accounting firms, implementation firms, software applications firms, service groups of computer equipment companies, general management consulting firms, programming companies and temporary staffing firms. Many of these competitors have substantially greater financial, technical and marketing resources and greater name recognition than the Company. In addition, there are relatively few barriers to entry into the Company's markets and the Company has faced, and expects to continue to face, additional competition from new entrants into its markets. Moreover, there is a risk that clients may elect to increase their internal IT resources to satisfy their applications solutions needs. Further, the IT services industry is undergoing consolidation which may result in increasing pressure on margins. These factors may limit the Company's ability to increase prices commensurate with increases in compensation. There can be no assurance that the Company will compete successfully with existing or new competitors. See "Business -- Competition."

CONCENTRATION OF REVENUES; RISK OF TERMINATION

     The Company's ten largest clients accounted for approximately 59% and 49% of revenues in fiscal years 1995 and 1996, respectively. International Business Machines and its affiliates accounted for approximately 19% and 12% of the Company's revenues in fiscal years 1995 and 1996, respectively. Revenues from this client are generated by multiple projects for various end users. Most of the Company's projects are terminable by the client without penalty. An unanticipated termination of a major project could result in the loss of revenues and could require the Company to maintain or terminate a number of unassigned IT professionals. The loss of any significant client or project could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Clients."

MANAGEMENT OF GROWTH; CHANGING NATURE OF BUSINESS

     The Company has experienced rapid growth that has placed significant demands on the Company's managerial, administrative and operational resources. Revenues have grown from $32.4 million in 1992 to $83.2 million in 1996, and the number of employees has grown from 480 as of December 31, 1992 to 1,431 as of December 31, 1996. The Company's continued growth depends on its ability to add managers, to increase its international operations, to add service lines and to expand further its offshore facilities. None of the Company's senior management has managed a public company. Effective management of growth initiatives will require the Company to continue to improve its operational, financial and other management processes and systems. Failure to manage growth effectively could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- CBSI Growth Strategies."

RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW SOLUTIONS

     The IT industry is characterized by rapid technological change, evolving industry standards, changing client preferences and new product introductions. The Company's success will depend in part on its ability to develop IT solutions that keep pace with changes in the IT industry. There can be no assurance that the Company will be successful in addressing these developments on a timely basis or that, if these developments are addressed, the Company will be successful in the marketplace. In addition, there can be no assurance that products or technologies developed by others will not render the Company's services noncompetitive or obsolete. The Company's failure to address these developments could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- The IT Services Industry."

     In general, a significant number of organizations are attempting to migrate business applications from a mainframe environment to advanced technologies, including client/server architectures. As a result, the

Company's ability to remain competitive will be dependent on several factors, including its ability to help existing employees maintain or develop mainframe skills and to train and hire employees with skills in advanced technologies. The Company's failure to hire, train and retain employees with such skills, could have a material and adverse impact on the Company's business. See "Business -- Human Resources." The Company's ability to remain competitive will also be dependent on its ability to design and implement, in a timely and cost effective manner, effective transition strategies for clients moving from the mainframe environment to client/server or other advanced architectures. The failure of the Company to design and implement such transition strategies in a timely and cost effective manner could have a material adverse effect on the Company's business. See "Business -- The IT Services Industry."

DEPENDENCE ON PRINCIPALS


     The success of the Company is highly dependent on the efforts and abilities of Rajendra B. Vattikuti and Timothy S. Manney, the Company's President and Chief Executive Officer, and Executive Vice President of Finance and Administration, respectively. Although Messrs. Vattikuti and Manney have entered into employment agreements containing noncompetition covenants that extend for a period of one year following termination of employment and nondisclosure covenants, such agreements do not guarantee that Messrs. Vattikuti and Manney will continue their employment with the Company nor that such covenants will be enforceable. The loss of the services of either of these key executives for any reason could have a material adverse effect on the Company's business, operating results and financial condition. The Company maintains key man life insurance on Mr. Vattikuti in the amount of $2.0 million. In the event of Mr. Vattikuti's death, that sum would be paid to the Company to offset the financial effect of his death. No assurance can be given, however, that such amount of insurance would be adequate for that purpose. See "Management -- Executive Officers and Directors."


RISKS RELATED TO POSSIBLE ACQUISITIONS

     The Company may expand its operations through the acquisition of additional businesses. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or successfully integrate any acquired businesses into the Company without substantial expenses, delays or other operational or financial problems. Further, acquisitions may involve a number of special risks, including diversion of management's attention, failure to retain key acquired personnel, unanticipated events or circumstances, legal liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, operating results and financial condition. Client satisfaction or performance problems within an acquired firm could have a material adverse impact on the reputation of the Company as a whole. In addition, there can be no assurance that acquired businesses, if any, will achieve anticipated revenues and earnings. The failure of the Company to manage its acquisition strategy successfully could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- CBSI Growth Strategies."

INTELLECTUAL PROPERTY RIGHTS

     The Company's success depends in part upon certain methodologies it utilizes in designing, developing and implementing applications systems and other proprietary intellectual property rights. The Company has developed and owns proprietary rights for The Time Machine 2000 and COSMO methodologies under common law. Although such ownership may enable the Company to contest the use by its competitors of its methodologies, no assurance can be given that the Company will be successful in doing so. Copyrights to such methodologies have not been registered. This lack of protection may impair the Company's ability to protect The Time Machine 2000 and COSMO methodologies and could have a material and adverse effect on the Company's business. The Company also owns service marks for The Time Machine 2000 and COSMO and has submitted federal trademark applications for each. The Company has also developed and copyrighted or acquired software products which are generally licensed to users pursuant to a license agreement. The Company's software products include APECS, APECS Custom View and Micro APECS Scheduler. APECS is a registered trademark of the Company. The Company relies upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect its proprietary rights and the proprietary rights of third parties from whom the Company licenses intellectual property. The Company enters into confidentiality agreements with its employees and limits distribution of proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use of and take appropriate steps to enforce its intellectual property rights. In addition, the laws of certain foreign countries in which the Company's products are, or may be, developed or sold may not protect the Company's products or intellectual property rights to the same extent as do the laws of the U.S. This lack of protection may impair the Company's ability to protect its intellectual property adequately and could have a material adverse impact on the Company's business. Although the Company does not believe that its products infringe on the rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company in the future, or that such assertions will not result in costly litigation or require the Company to obtain a license for the intellectual property rights of third parties. There can be no assurance that such licenses will be available on reasonable terms or at all. See "Business -- The CBSI Solution" and "Business -- Intellectual Property Rights."

NO PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE


     Prior to this offering, there has been no public market for the Common Stock of the Company. The initial public offering price per share of the Common Stock was determined by negotiations among management of the Company, the Selling Shareholder and the Underwriters. There can be no assurance that an active public market in the Common Stock will develop or be sustained. The Nasdaq National Market has from time to time experienced extreme price and volume fluctuations that have often been unrelated to the operating performance of particular companies. In addition, factors such as announcements of technological innovations, new products or services or new client engagements by the Company or its competitors or third parties, as well as market conditions in the IT industry, may have a significant impact on the market price of the Common Stock. See "Underwriting."


CONTROL BY PRINCIPAL SHAREHOLDER


     Upon completion of this offering, Mr. Vattikuti will beneficially own approximately 63.9% of the outstanding shares of Common Stock. As a result, Mr. Vattikuti will be able to elect the entire Board of Directors, and will retain the voting power to control all matters requiring shareholder approval, including approval of significant corporate transactions. Such a concentration of ownership may have the effect of delaying or preventing a change in control of the Company, and may also impede or preclude transactions in which shareholders might otherwise receive a premium for their shares over then current market prices. See "The Company," "Management -- Executive Officers and Directors" and "Principal and Selling Shareholders."


LIMITATIONS ON DIRECTORS' LIABILITIES

     The Company's Restated Articles of Incorporation provide that, to the full extent permitted by law, a director of the Company will not be personally liable to the Company or its shareholders for damages for breach of fiduciary duty as a director. This provision would ordinarily eliminate the liability of directors for monetary damages to the Company and its shareholders even in instances in which the directors had been negligent or grossly negligent. Under the Michigan Business Corporation Act ("MBCA"), a director's liability may not be limited:
(i) for any breach of the director's duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for a violation of
Section 551(1) of the MBCA; (iv) for any transaction from which the director derived any improper personal benefit; or (v) for any act or omission occurring prior to the date when the provision becomes effective.

ANTI-TAKEOVER PROVISIONS

     The Company's Restated Articles of Incorporation, as amended (the "Articles"), and Bylaws and the MBCA include provisions that may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that shareholders might consider in their best interests. Directors of the Company are divided into three classes and are elected to serve staggered three-year terms. The Articles provide for 1,000,000 authorized shares of Preferred Stock, the rights, preferences, qualifications, limitations and restrictions of which may be fixed by the Board of Directors without any vote or action by the shareholders, which could have the effect of diluting the Common Stock or reducing working capital that would otherwise be available to the Company. Chapter 7A of the MBCA provides, with certain exceptions, that business combinations between a Michigan corporation and an "interested shareholder" generally require the approval of 90% of the votes of each class of stock entitled to be cast by the shareholders of the corporation, and not less than 2/3 of the votes of each class of stock entitled to be cast by the shareholders of the corporation other than voting shares owned by such interested shareholder. An "interested shareholder" is a person directly or indirectly owning 10% or more of a corporation's outstanding voting power, or an affiliate of a corporation who at any time within two years prior to the date in question directly or indirectly owned 10% or more of such voting power. These provisions may have the effect of delaying or preventing a change in control of the Company without action by the shareholders, may discourage bids for the Common Stock at a premium over the market price and may deter efforts to obtain control of the Company.

SHARES ELIGIBLE FOR FUTURE SALE


     Immediately after completion of this offering, the Company will have 9,300,000 shares of Common Stock outstanding, of which the 2,500,000 shares sold pursuant to this offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except those shares acquired by affiliates of the Company. The remaining shares will be "restricted securities" within the meaning of Rule 144 under the Securities Act. The Company has granted Messrs. Land, Manney and Rankin certain demand and piggyback registration rights covering an aggregate of 639,389 shares of Common Stock. As of March 5, 1997, 595,824 shares of Common Stock are issuable upon the exercise of outstanding stock options (4,952 of which are currently exercisable), which shares may be registered by the Company under the Securities Act and become freely tradeable without restriction. The Company and all of its current shareholders, holding an aggregate of 6,800,000 shares of Common Stock upon consummation of this offering, have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any Common Stock, or any securities convertible into or exchangeable or exercisable for Common Stock, until 180 days after the date of this Prospectus, without the prior consent of Donaldson, Lufkin & Jenrette Securities Corporation, on behalf of the Underwriters. Following the 180 day period, 6,433,107 of the restricted securities will become immediately eligible for sale, subject to the manner of sale, volume, notice and information requirements of Rule 144. Sales of substantial amounts of such shares in the public market or the availability of such shares for future sale could adversely affect the market price of the shares of Common Stock and the Company's ability to raise additional capital at a price favorable to the Company. See "Shares Eligible for Future Sale" and "Underwriting."



BENEFITS OF OFFERING TO CURRENT SHAREHOLDERS



     In addition to the Selling Shareholder receiving proceeds from this offering, certain current shareholders will receive other material benefits in connection with this offering including dedication of a portion of the proceeds to the payment of certain federal taxes resulting from the Company's conversion from an S corporation to a C corporation and payment of undistributed S corporation earnings. This offering will establish a public market for the Common Stock and provide significantly increased liquidity to current shareholders for the shares of Common Stock they will own after this offering. See "Use of Proceeds," "Dilution" and "Principal and Selling Shareholders."

IMMEDIATE AND SUBSTANTIAL DILUTION


     The initial public offering price per share of Common Stock is substantially higher than the net tangible book value per share of the Common Stock. Purchasers of shares of Common Stock in this offering will experience immediate and substantial dilution of $8.82 in the pro forma net tangible book value per share of Common Stock. See "Dilution."


POTENTIAL LIABILITY TO CLIENTS

     Many of the Company's engagements involve projects that are critical to the operations of its clients' businesses and provide benefits that may be difficult to quantify. The Company's failure or inability to meet a client's expectations in the execution of its services could result in a material adverse change to the client's operations and, therefore, could give rise to claims against the Company or damage the Company's reputation, adversely affecting its business, operating results and financial condition.

SIGNIFICANT UNALLOCATED NET PROCEEDS

     A substantial portion of the anticipated net proceeds of this offering has not been designated for specific uses. Therefore, the Board of Directors will have broad discretion with respect to the use of the net proceeds of this offering. See "Use of Proceeds."

ABSENCE OF DIVIDENDS

     The Company does not anticipate paying any dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

                                  THE COMPANY

     Complete Business Solutions, Inc. was incorporated under the laws of the State of Michigan in 1985. The Company maintains its principal executive offices at 32605 West Twelve Mile Road, Suite 250, Farmington Hills, Michigan 48334. The Company's web site is www.cbsinc.com. The Company's web site is not part of this Prospectus. The Company's telephone number is (810) 488-2088.


     Immediately prior to the effective date of this offering, the Company became the sole shareholder of its subsidiary, CBS Mauritius, which in turn owns all of the issued and outstanding shares of Complete Business Solutions (India) Private Limited ("CBS India"), a corporation organized under the laws of India. As a result of JF Electra's conversion of its shares in CBS Mauritius into Common Stock, JF Electra owns 552,632 shares of Common Stock, representing approximately 7.9% of the outstanding shares of Common Stock. CBS India provides offshore software development services and recruiting and training services for CBSI in India.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the shares of Common Stock offered by the Company (after deduction of estimated underwriting discounts and commissions and offering expenses payable by the Company) are estimated to be approximately $24.3 million. The Company expects to use the net proceeds from this offering for: (i) payment of undistributed S corporation earnings, estimated to be $9.0 million; (ii) repayment in full to NBD Bank (the "Bank") of existing debt in the amount of $3.0 million, bearing interest at floating rates based on such Bank's prime rate or a Eurodollar rate, the majority of which matures on demand; (iii) expansion of existing operations, including the Company's offshore software development operations, development of new service lines and possible acquisitions of related businesses; and (iv) general corporate purposes, including working capital. Although the Company actively seeks the acquisition of related businesses, it currently has no understandings, commitments or agreements with respect to any acquisitions. Pending their application as described above, such proceeds will be invested in short-term, investment grade, interest-bearing securities. See "S Corporation Distribution," "Business -- CBSI Growth Strategies" and Notes 6 and 7 of Notes to Consolidated Financial Statements. The principal purposes of this offering are to obtain additional working capital, create a public market for the Common Stock, provide liquidity to the Company's shareholders and facilitate future access by the Company to public equity markets.



     The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholder. See "Principal and Selling Shareholders."


                           S CORPORATION DISTRIBUTION


     Since February 1, 1988, the Company has been a corporation subject to income taxation under Subchapter S of the Internal Revenue Code of 1986, as amended. As a result, substantially all of the Company's net income has been attributed, for income tax purposes, directly to certain of the Company's shareholders rather than to the Company. The Company's S corporation status terminated in connection with the conversion by JF Electra of its shares in CBS Mauritius into Common Stock and the Company will make a final distribution (the "Distribution") to certain of its existing shareholders in an aggregate amount representing substantially all of the S corporation's undistributed earnings taxed or taxable to its shareholders through the closing of this offering. The Distribution is estimated to be approximately $9.0 million. Purchasers of Common Stock in this offering will not receive any portion of the Distribution.


     Following termination of its S corporation status, the Company will be subject to corporate income taxation under Subchapter C of the Internal Revenue Code of 1986, as amended. In connection with the termination of its S corporation status, the Company estimates that it will record, in the period in which this offering occurs, a deferred tax liability and a corresponding income tax expense of approximately $1.1 million. The deferred tax liability will be paid within one year. The deferred tax liability will be recorded in accordance with Statement of Financial Accounting Standards No. 109. See Note 1 of Notes to Consolidated Financial Statements.

                                DIVIDEND POLICY

     The Company intends to retain all of its future earnings to fund growth and the operation of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. Future cash dividends, if any, will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the Company's future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as the Board of Directors may deem relevant.

                                 CAPITALIZATION


     The following table sets forth the short-term debt and capitalization of the Company as of December 31, 1996, and as adjusted to give effect to: (i) the recording of an estimated $1.1 million deferred tax liability upon termination of the Company's S corporation status (see "S Corporation Distribution"); (ii) the issuance of 552,632 shares of Common Stock in connection with the conversion of JF Electra's minority interest in CBS Mauritius, including the elimination of the minority interest; and (iii) the sale of 2,300,000 shares of Common Stock by the Company (at the initial public offering price of $12.00 per share) and the application of the estimated net proceeds therefrom as described in "Use of Proceeds." The following table should be read in conjunction with the Consolidated Financial Statements and related Notes thereto included elsewhere in this Prospectus:



                                                                 AS OF DECEMBER 31, 1996
                                                                -------------------------
                                                                ACTUAL        AS ADJUSTED
                                                                     (IN THOUSANDS)
Short-term debt:
  Revolving credit facility.................................    $ 5,400         $    --
  Current portion of long-term debt.........................        486              --
                                                                -------       ---------
       Total short-term debt................................    $ 5,886         $    --
                                                                =======       =========
Long-term debt, less current portion........................    $   305         $    --
Minority interest...........................................      1,503              --
Shareholders' equity:
  Preferred stock, no par value; 1,000,000 shares
     authorized; no shares issued...........................         --              --
  Common stock, no par value; 30,000,000 shares authorized;
     6,447,368 shares
     issued and outstanding; 9,300,000 shares issued and
     outstanding,
     as adjusted(1).........................................         --              --
  Additional paid-in capital................................      3,226          35,030
  Retained earnings.........................................     13,049              --
  Stock subscriptions receivable............................     (2,125)         (2,125)
  Cumulative translation adjustment.........................       (199)           (199)
                                                                -------       ---------
       Total shareholders' equity...........................     13,951          32,706
                                                                -------       ---------
            Total capitalization............................    $15,759         $32,706
                                                                =======       =========


-------------------------

(1) Excludes: (i) options outstanding on the date hereof to purchase 595,824 shares of Common Stock at a weighted average exercise price of $8.07 per share; and (ii) 522,810 additional shares of Common Stock reserved for issuance upon exercise of options that may be granted in the future under the Company's 1996 Stock Option Plan. See "Management -- Employee Benefit Plans."

                                    DILUTION


     As of December 31, 1996, the Company's net tangible book value was approximately $14.0 million or $2.17 per share. Net tangible book value per share represents the Company's total tangible assets less the Company's total liabilities, divided by the aggregate number of shares of Common Stock outstanding. After giving effect to: (i) the recording of an estimated $1.1 million deferred tax liability upon termination of the Company's S corporation status; (ii) the issuance of 552,632 shares of Common Stock in connection with the conversion of JF Electra's minority interest in CBS Mauritius, including the elimination of the minority interest; and (iii) the sale of 2,300,000 shares of Common Stock by the Company (at the initial public offering price of $12.00 per share) and the application of the estimated net proceeds therefrom as described in "Use of Proceeds," the pro forma net tangible book value of the Company at December 31, 1996 would have been $29.6 million or $3.18 per share. This amount represents an immediate increase in net tangible book value of $1.01 per share to existing shareholders and an immediate dilution of $8.82 per share to purchasers of Common Stock in this offering. The following table illustrates this per share dilution:



Initial public offering price per share of Common Stock.....          $12.00
  Net tangible book value per share at December 31, 1996....  $2.17
  Increase in net tangible book value per share attributable
     to new investors.......................................   1.01
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................            3.18
                                                                      ------
Dilution in net tangible book value per share to new
  investors.................................................          $ 8.82
                                                                      ======



     The following table summarizes, on a pro forma basis as of December 31, 1996 and after giving effect to the conversion into Common Stock of JF Electra's shares in CBS Mauritius, the differences in the number of shares of capital stock purchased from the Company, the total consideration paid and the average price paid per share by existing shareholders and new investors at the initial public offering price of $12.00 per share:



                                              SHARES PURCHASED         TOTAL CONSIDERATION
                                            --------------------      ----------------------      AVERAGE PRICE
                                             NUMBER      PERCENT        AMOUNT       PERCENT        PER SHARE
Existing shareholders(1)................    7,000,000      75.3%      $ 6,126,000      18.2%         $ 0.88
New investors(1)........................    2,300,000      24.7        27,600,000      81.8          $12.00
                                            ---------     -----       -----------     -----
     Total..............................    9,300,000     100.0%      $33,726,000     100.0%
                                             ========     =====        ==========     =====


-------------------------

(1) Sales by the Selling Shareholder in this offering will reduce the number of shares held by existing shareholders of the Company to 6,800,000 shares or 73.1% of the total number of shares outstanding after this offering (70.3% if the Underwriters' over-allotment option is exercised in full) and will increase the number of shares held by new investors to 2,500,000 shares or 26.9% of the total number of shares outstanding after this offering (2,875,000 shares or 29.7% if the Underwriters' over-allotment option is exercised in full). See "Principal and Selling Shareholders."

                            SELECTED FINANCIAL DATA

     The selected historical financial data presented below for the five years ended December 31, 1996, are derived from the Company's Consolidated Financial Statements and related Notes thereto which have been audited by Arthur Andersen LLP, independent public accountants. The amounts provided as pro forma statement of income data have been adjusted to reflect this offering and related transactions. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related Notes thereto appearing elsewhere in this Prospectus.


                                                                         YEARS ENDED DECEMBER 31,
                                                            ---------------------------------------------------
                                                             1992       1993       1994       1995       1996
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
HISTORICAL STATEMENT OF INCOME DATA:
  Revenues..............................................    $32,382    $43,795    $56,358    $67,399    $83,241
  Cost of revenues......................................     25,223     33,505     42,836     53,609     63,302
                                                            --------   --------   --------   --------   --------
  Gross profit..........................................      7,159     10,290     13,522     13,790     19,939
  Selling, general and administrative
    expenses............................................      5,749      8,353     10,887     11,824     15,455
                                                            --------   --------   --------   --------   --------
  Income from operations................................      1,410      1,937      2,635      1,966      4,484
  Interest expense......................................        185        197        345        692        539
                                                            --------   --------   --------   --------   --------
  Income before provision for income taxes and minority
    interest............................................      1,225      1,740      2,290      1,274      3,945
  Provision for income taxes............................         --         --         --         --         84
  Minority interest.....................................         36        127        176        252        158
                                                            --------   --------   --------   --------   --------
  Net income............................................    $ 1,189    $ 1,613    $ 2,114    $ 1,022    $ 3,703
                                                            ========   ========   ========   ========   ========
PRO FORMA STATEMENT OF INCOME DATA:
  Revenues...............................................................................    $67,399    $83,241
  Gross profit...........................................................................     13,790     19,939
  Income from operations(1)..............................................................      1,811      4,329
  Interest income(2).....................................................................        (32)       (71)
  Provision for income taxes(3)..........................................................        389      1,580
  Net income(4)..........................................................................    $ 1,454    $ 2,820
  Net income per common share............................................................    $  0.18    $  0.34
  Weighted average shares outstanding(5).................................................      7,961      8,213


                                                                            AS OF DECEMBER 31,
                                                            ---------------------------------------------------
                                                             1992       1993       1994       1995       1996
                                                                              (IN THOUSANDS)
HISTORICAL BALANCE SHEET DATA:
  Cash and cash equivalents.............................    $    66    $   425    $   319    $   830    $ 3,382
  Working capital.......................................      1,961      2,420      3,745      5,799     10,077
  Total assets..........................................     11,021     16,031     20,740     23,423     31,258
  Revolving credit facility and long-term debt..........      2,754      4,189      5,933      6,316      6,191
  Minority interest.....................................         48        175        350        552      1,503
  Total shareholders' equity............................      4,598      6,211      8,325      9,188     13,951

-------------------------
(1) Reflects the amortization of goodwill over a period of 20 years as a result of the Company's purchase of the 28% minority interest in CBS Mauritius.

(2) Reflects the elimination of interest expense to give effect to the repayment of the Company's revolving credit facility and long-term debt. See "Use of Proceeds."

(3) Reflects provision for federal and state income taxes at the effective income tax rate as if the Company had been taxed as a C corporation and no foreign tax holidays had been granted during the periods presented. The tax provision was computed as follows:

                                                                       YEARS ENDED
                                                                       DECEMBER 31,
                                                                    ------------------
                                                                    1995          1996
    Statutory federal income tax rate...........................     34.0%        34.0%
    State income taxes, net of federal tax effect...............      1.7          2.7
    Tax rate differences on foreign earnings not subject to U.S.
      tax.......................................................    (19.6)        (3.0)
    Amortization of goodwill....................................      3.4          1.4
    Other.......................................................      1.6          0.8
                                                                    -----         ----
                                                                     21.1%        35.9%
                                                                    =====         ====

(4) Reflects the elimination of minority interest due to the issuance of 552,632 shares of Common Stock in exchange for the minority interest in CBS Mauritius.

(5) Reflects pro forma weighted average shares of Common Stock, plus the portion of Common Stock offered hereby needed to generate proceeds sufficient to repay the Company's revolving credit facility and long-term debt at the end of each period. See "Use of Proceeds" and "Capitalization."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this section, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors."

OVERVIEW

     Complete Business Solutions, Inc. is a worldwide provider of IT services to large and mid-size organizations. The Company has been profitable every year since its inception in 1985, and has experienced a compound annual revenue growth rate of 29% over the past five years. The Company leverages its existing client base by providing quality services and client responsiveness. For each of the years 1994, 1995 and 1996, existing clients from the previous fiscal year generated at least 80% of the Company's revenues.

     The Company's revenues are generated primarily from professional services fees provided through either client-managed or CBSI-managed projects. For the year ended December 31, 1996, the percentage of professional service fees generated from client-managed projects and CBSI-managed projects was approximately 54% and 46%, respectively. Historically, the majority of the Company's revenues have been generated from client-managed projects. On client-managed projects, CBSI provides professional services as a member of the project team working under the direct supervision of the client, typically on a time-and-materials basis. The Company recognizes revenues on time-and-materials projects as the services are performed. On CBSI-managed projects, the Company assumes responsibility for project management and may bill the client on either a time-and-materials or fixed-price basis, although such projects are primarily billed on a time-and-materials basis. The Company recognizes fixed-price revenues under the percentage of completion method. The Company is seeking to shift a larger portion of its business to CBSI-managed projects which have higher gross profit margin potential. For the year ended December 31, 1996, the gross profit for CBSI-managed projects was approximately 27% and the gross profit for client-managed projects was approximately 20%.

     CBSI's most significant cost is project personnel cost, which consists primarily of salaries, wages and benefits for its IT professionals. The Company strives to maintain its gross profit margin by controlling project costs and offsetting increases in salaries and benefits with increases in billing rates. The Company has also established a human resource allocation team to ensure that IT professionals are quickly placed on assignments to minimize nonbillable time and are placed on assignments that utilize their technical skills and allow for maximum billing rates. In addition, the Company has realized higher gross profit margins from the Company's shift to offshore projects in India, where the salaries of IT professionals are lower as a percentage of professional service fees. This benefit is partially offset due to additional coordination efforts and costs for offshore projects. For example, for fiscal year 1996, CBSI's operating income as a percentage of revenues overall was 5%, whereas operating income as a percentage of revenues for work performed offshore in India was 20%.

     In 1994, the Company began to provide services as a subcontractor on a fixed-price project (the "Fixed-Price Project") to design and develop a human services and child support enforcement system for a state government. The Company incurred $3.0 million in excess personnel costs, primarily in 1995, to meet the demands of this project and overall gross profit margin therefore declined from 24% in 1994 to 21% in 1995. Excluding the excess costs associated with this project, gross profit margins would have remained constant from 1994 to 1995. In addition, although the Company's revenues increased 20% from 1994 to 1995, the Company's income from operations decreased approximately 25% for the same period as a result of the Fixed-Price Project.

     In an effort to sustain its growth and profitability, the Company has made substantial investments in infrastructure, including: (i) software development centers in three locations in the U.S. and two locations in

India; (ii) Year 2000 conversion factories in the U.S. and India; (iii) global recruiting and training centers; (iv) a local technical charter school; and (v) an expanded training program for recent U.S. college graduates. The Company believes that the results of these strategic investments have not yet been fully realized.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, selected statement of income data as a percentage of revenues:

                                                                 YEARS ENDED DECEMBER 31,
                                                                --------------------------
                                                                1993    1994   1995   1996
Revenues....................................................    100%    100%   100%   100%
Cost of revenues............................................     77      76     79     76
                                                                ----    ----   ----   ----
Gross profit................................................     23      24     21     24
Selling, general and administrative expenses................     19      19     18     19
                                                                ----    ----   ----   ----
Income from operations......................................      4%      5%     3%     5%

1996 COMPARED TO 1995

     Revenues. The Company's revenues increased 23% to $83.2 million in 1996 from $67.4 million in 1995. This growth in revenues is primarily attributable to additional services provided to existing clients and the expansion of the Company's client base to 222 as of December 31, 1996 from 209 as of December 31, 1995. Revenues from existing clients in 1996 increased $7.5 million over revenues from those clients during 1995. Revenues from the Company's international operations increased 24% to $5.7 million in 1996 from $4.6 million in 1995.

     Gross Profit. Gross profit consists of revenues less cost of revenues. Cost of revenues consists primarily of salaries (including nonbillable time), benefits, travel and relocation for IT professionals. In addition, cost of revenues includes the cost of software products sold, depreciation and amortization and contractual services. Gross profit increased approximately 44% to $19.9 million in 1996 from $13.8 million in 1995. This increase in gross profit is attributable primarily to the expansion of the Company's client base and the impact of the Fixed-Price Project on 1995 results. Gross profit as a percentage of revenues increased to 24% in 1996 from 21% in 1995. This increase is due primarily to billing rate increases partially offset by salary increases to IT professionals in 1996 and the impact of the Fixed-Price Project on 1995 results.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses consist primarily of costs associated with the Company's direct selling and marketing efforts, human resources and recruiting departments, administration, training and facilities costs. Selling, general and administrative expenses increased 31% to $15.5 million in 1996 from $11.8 million in 1995. This increase resulted from expenses incurred to build and enhance the infrastructure necessary to support the Company's continued revenue growth. As a percentage of revenues, selling, general and administrative expenses increased to 19% in 1996 from 18% in 1995.

1995 COMPARED TO 1994

     Revenues. The Company's revenues increased 20% to $67.4 million in 1995 from $56.4 million in 1994. This growth in revenues is primarily attributable to additional services provided to existing clients, the expansion of the Company's client base to 209 as of December 31, 1995 from 187 as of December 31, 1994, and the expansion of the Company's international operations. Revenues from existing clients in 1995 increased $5.6 million over revenues from those clients during 1994. Revenues from the Company's international operations increased 77% to $4.6 million in 1995 from $2.6 million in 1994.

     Gross Profit. Gross profit increased 2% to $13.8 million in 1995 from $13.5 million in 1994, despite the impact of the Fixed-Price Project on 1995 results. Gross profit represented 21% of total revenues in 1995 as compared to 24% in 1994. Excluding the excess costs associated with the Fixed-Price Project, gross profit margins would have remained constant from 1994 to 1995.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 8% to $11.8 million in 1995 from $10.9 million in 1994. This increase was primarily attributable to infrastructure investments in CBSI's offshore facilities and general overhead cost increases. As a percentage of revenues, these expenses decreased to 18% in 1995 from 19% in 1994.

1994 COMPARED TO 1993

     Revenues. The Company's revenues increased 29% to $56.4 million in 1994 from $43.8 million in 1993. This growth in revenues is primarily due to the addition of four major projects which amounted to $7.6 million and included a Year 2000 conversion for an automotive manufacturer, additional services provided to existing clients and the expansion of the Company's client base to 187 as of December 31, 1994 from 152 as of December 31, 1993. Revenues from existing clients in 1994 increased $11.0 million over revenues from those clients during 1993. Revenues from the Company's international operations increased 100% to $2.6 million in 1994 from $1.3 million in 1993.

     Gross Profit. Gross profit increased 31% to $13.5 million in 1994 from $10.3 million in 1993. Gross profit increased to 24% of total revenues in 1994 as compared to 23% in 1993. This increase is associated with higher gross profit margins resulting from the Company's shift to offshore projects in India.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 30% to $10.9 million in 1994 from $8.4 million in 1993. As a percentage of revenues, selling, general and administrative expenses represented 19% in both 1994 and 1993.

QUARTERLY RESULTS

     The following table sets forth certain unaudited quarterly operating information for each of the eight quarters ending with the quarter ended December 31, 1996. This information has been prepared on the same basis as the audited consolidated financial statements contained elsewhere in this Prospectus and includes, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the information for the periods presented. This information should be read in conjunction with the Company's Consolidated Financial Statements and related Notes thereto. Results of operations for any previous fiscal quarter are not indicative of results for the full year or any future quarter. See "Risk Factors -- Variability of Quarterly Operating Results."

                                                                    QUARTERS ENDED
                                ---------------------------------------------------------------------------------------
                                MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                  1995       1995       1995        1995       1996       1996       1996        1996
                                                                    (IN THOUSANDS)
Revenues......................  $16,959    $17,050     $16,487    $16,903    $19,128    $20,420     $21,951    $21,742
Cost of revenues..............   12,746     13,882      13,245     13,736     14,284     15,518      16,737     16,763
                                -------    -------     -------    -------    -------    -------     -------    -------
Gross profit..................    4,213      3,168       3,242      3,167      4,844      4,902       5,214      4,979
Selling, general and
  administrative expenses.....    3,087      3,063       2,928      2,746      3,613      3,618       3,855      4,369
                                -------    -------     -------    -------    -------    -------     -------    -------
Income from operations........    1,126        105         314        421      1,231      1,284       1,359        610
Interest expense..............      140        192         205        155        141        159         146         93
Provision for income taxes....       --         --          --         --         17         19          24         24
Minority interest.............      212        (86)         (6)       132         35         78          67        (22)
                                -------    -------     -------    -------    -------    -------     -------    -------
Net income (loss).............  $   774    $    (1)    $   115    $   134    $ 1,038    $ 1,028     $ 1,122    $   515
                                =======    =======     =======    =======    =======    =======     =======    =======
Pro forma incremental income
  tax provision...............      102         --          15         18        358        353         383        166
                                -------    -------     -------    -------    -------    -------     -------    -------
Pro forma net income (loss)...  $   672    $    (1)    $   100    $   116    $   680    $   675     $   739    $   349
                                =======    =======     =======    =======    =======    =======     =======    =======

LIQUIDITY AND CAPITAL RESOURCES

     From the Company's inception in 1985 through December 31, 1996, the Company generally financed its working capital needs through internally generated funds, periodically supplemented by borrowings under the Company's revolving credit facility with a commercial bank. The Company's cash provided by operations was $0.6 million, $1.3 million and $4.5 million for the years ended December 31, 1994, 1995 and 1996, respectively.

     The principal use of cash for investing activities during the three years ended December 31, 1996 was for the purchase of equipment, software and property as part of the creation and enhancement of the Company's software development centers. As of December 31, 1996, the net book value of investments in equipment, software and property total $2.3 million in India, $1.7 million for existing projects and $0.4 million for the client/server labs. Included in the net $2.3 million investment in India is approximately $1.2 million of recent investments in the Bangalore and Hyderabad facilities.

     Borrowings under the revolving credit facility represented the most significant component of cash provided by financing activities. Under an arrangement with the Bank, the Company may borrow an amount not to exceed the lesser of $16.0 million or 80% of trade accounts receivable less than 90 days outstanding, with interest at the Bank's prime interest rate or a Eurodollar rate. At December 31, 1996, the permitted borrowings under this facility were $15.2 million. The borrowings under this facility are short-term, payable on demand and are secured by trade accounts receivable of the Company. As of December 31, 1996, $5.4 million was outstanding under this revolving credit facility (the "facility"). A portion of the proceeds of this offering will be used to repay the amount outstanding under the facility. The Company also has a working capital facility (the "Second facility") aggregating $3.0 million with the Bank with interest at the Bank's prime interest rate. The borrowings under the Second facility are short-term, payable on demand and are secured by all assets of the Company. There have been no borrowings under the Second facility. In addition, the Company has an equipment line of credit (the "Third facility") aggregating $2.0 million with the Bank with interest at the Bank's prime interest rate. The borrowings under the Third facility are short term, payable on demand and are secured by all assets of the Company. There have been no borrowings under the Third facility. In recent years, the Company has executed several term notes with the Bank to finance the purchase of equipment and software. As of December 31, 1996, approximately $0.8 million was outstanding under the notes which was repaid in January 1997.

     During 1996, CBS Mauritius repurchased its stock held by an affiliated entity for approximately $2.7 million. Concurrently therewith, CBS Mauritius sold a 28% ownership interest to JF Electra for approximately $4.0 million, with proceeds of approximately $3.5 million, net of transaction costs.

     In 1996, Mr. Vattikuti made a capital contribution to CBSI of approximately $1.1 million and loaned the Company approximately $0.6 million. This loan, including interest of approximately $23,000 at 8.25% per annum, was repaid on December 30, 1996.

     The international operations of the Company accounted for 4.7%, 6.8% and 6.9% of the Company's total revenues in fiscal years 1994, 1995 and 1996, respectively. Most of the Company's international revenues are billed in U.S. dollars. The Company recognizes transaction gains and losses in the period of occurrence. Foreign currency fluctuations in 1994, 1995 and 1996 did not have a material impact on income from operations as currency fluctuations on revenue denominated in a foreign currency were offset by currency fluctuations on expenses denominated in a foreign currency. There were no material operating trends or effects on liquidity as a result of fluctuations in the functional currency due to the insignificance of the revenues and expenses denominated in foreign currencies. In addition, all significant monetary assets and liabilities are denominated in U.S. dollars, and therefore, the Company does not generally use any types of derivatives to hedge against foreign currency fluctuations, nor does it speculate in foreign currency.

     Inflation did not have a material impact on the Company's revenues or income from operations in 1994, 1995 and 1996.

     The Company currently anticipates that the proceeds from this offering, together with existing sources of liquidity and cash generated from operations, will be sufficient to satisfy its cash needs at least through the next twelve months.

RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" was issued in October 1995. The Company adopted the new standard for the year ended December 31, 1996. This standard establishes the fair value based method (the "SFAS 123 Method") rather than the intrinsic value based method as the preferred accounting methodology for stock based compensation arrangements. Entities are allowed to: (i) continue to use the intrinsic value based methodology in their basic financial statements and provide in the footnotes pro forma net income and earnings per share information as if the SFAS 123 Method had been adopted; or (ii) adopt the SFAS 123 Method. The Company adopted this statement by providing the required pro forma disclosures in the footnotes. See Note 10 of Notes to Consolidated Financial Statements.

                                    BUSINESS

SUMMARY

     CBSI is a worldwide provider of IT services to large and mid-size organizations. The Company offers its clients a broad range of IT services, from advising clients on strategic technology plans to developing and implementing appropriate IT solutions. CBSI offers custom-tailored solutions based on an assessment of each client's needs. The Company's services include: (i) large systems applications development and maintenance; (ii) reengineering legacy applications to client/server technology; (iii) client/server applications development; (iv) Year 2000 conversion services; (v) IT consulting services;
(vi) packaged software implementation; and (vii) contract programming services.

     CBSI provides services in a wide variety of computing environments and uses leading technologies, including client/server architectures, object-oriented programming languages and tools, distributed database management systems and the latest network and communications technologies. The Company believes that the breadth of its service offerings fosters long-term client relationships, affords cross-selling opportunities, minimizes dependence on any single technology or client and enables the Company to serve as a single source provider for its clients' IT applications solutions. This single or preferred provider approach is consistent with CBSI's full life-cycle, client-oriented approach to IT solutions.

     CBSI provides IT services to clients in a diverse range of industries. Its clients include American President Lines, Chrysler Corporation, Ford Motor Company, IBM, ISSC/Foremost Insurance, the State of Indiana, the State of Nevada, S.W.I.F.T., Spartan Stores and UNUM Ltd. During 1996, the Company provided services to over 220 clients in the U.S., Europe and Asia. The Company's strategy is to maximize its client retention rate and secure additional engagements by providing both quality services and client responsiveness. For each of the years 1994, 1995 and 1996, existing clients from the previous fiscal year generated at least 80% of the Company's revenues. These recurring revenues have contributed significantly to the Company's 29% compound annual revenue growth rate over the past five years. As the Company has grown, the Company has aggressively marketed CBSI-managed projects, which generally are more profitable than client-managed projects, and the percentage of revenues generated from CBSI-managed projects has increased each year since 1994.

     Since 1992, CBSI has developed an extensive offshore infrastructure in India, including two modern software development centers in Bangalore and Madras and a training center in Hyderabad. The Company believes this established offshore infrastructure is one of the largest in the industry and differentiates it from those competitors who either have no offshore capability or depend on subcontractor relationships to offer such services. With its offsite and offshore development options, the Company can quickly provide clients with IT solutions on a cost-effective basis.

     The Company's goal is to become the preferred provider of IT services to an expanding base of clients. The Company's strategy to achieve this goal is to:
(i) cross-sell services to existing clients; (ii) increase and build upon Year 2000 engagements; (iii) capitalize on significant investments in infrastructure and capabilities; (iv) develop new and expand recently added service offerings such as Enterprise Resource Planning ("ERP") software package installation, Internet/intranet applications and Electronic Data Interchange ("EDI") applications; (v) increase its international presence; and (vi) pursue targeted acquisitions.

THE IT SERVICES INDUSTRY

     Heightened competition, deregulation, globalization and rapid technological advances are forcing organizations to make fundamental changes in their business processes. These pressures have compelled organizations to improve the quality of products and services, shorten time to market, reduce costs and strengthen client relationships. Increasingly, organizations are addressing these issues by utilizing IT solutions that facilitate the rapid and flexible collection, analysis and dissemination of information. Accordingly, an organization's ability to integrate and deploy new information technologies in a cost-effective manner has become critical to competing successfully in today's rapidly changing business environment.

     During this time of increasing reliance on IT, rapid technological change is challenging the capabilities of MIS departments within these organizations. The pace of this change quickly renders existing IT infrastructure obsolete and makes it more difficult for organizations to maintain the requisite internal expertise needed to evaluate, develop and integrate new technologies. As a result, organizations are increasingly turning to third-party IT service providers to help them develop and support complex IT systems and applications.

     Due to the foregoing factors, demand for IT services has grown significantly. According to industry sources, the worldwide market for IT services was approximately $185 billion in 1995, and is projected to increase to $292 billion in 2000. The worldwide market for systems integration, consulting applications development and outsourcing services was approximately $91 billion in 1994 according to industry sources and is estimated to grow by 16.5% annually through 1999. The domestic IT services market is projected to grow from approximately $75 billion in 1995 to approximately $130 billion in 2000.

     The Year 2000 problem, which prevents existing applications from properly interpreting dates after 1999, represents a significant opportunity for IT services providers. The prevalence and interdependence of date-dependent applications in complex control systems is expected to cause the Year 2000 problem to have a widespread impact on technology-dependent organizations. Industry sources estimate that a Fortune 100 company will spend between $50 million and $100 million for Year 2000 services. Smaller companies will also spend significant amounts to solve this problem. Solutions to the Year 2000 problem include: (i) renovation of existing applications with Year 2000 compliant code; (ii) replacement of existing software with Year 2000 compliant software packages; and (iii) reengineering of legacy applications to Year 2000 compliant client/server technologies.

     While the general industry trend is toward client/server architectures, many organizations choose to maintain certain legacy mainframe systems because such systems provide a superior solution to their specific needs or because of the costs required to replace such systems. As university programs cease teaching mainframe related skills and programmers cross-train away from these areas, MIS managers are experiencing increasing difficulty finding affordable, qualified personnel to support the vast number of legacy systems. For these reasons, the maintenance and reengineering of legacy systems continues to represent a substantial opportunity for IT services providers.

THE CBSI SOLUTION

     The CBSI solution enables its clients to use IT as a more effective business tool consistent with their evolving business needs. The following are key attributes of the CBSI solution:

     Provide a Broad Range of IT Services. The Company offers its clients a broad range of IT services along the IT continuum, from development, reengineering and maintenance of legacy systems to client/server applications development, Internet/intranet and other emerging technologies. The Company therefore can serve as the single source for a client's IT applications solutions. The Company provides its services in a wide variety of computing environments and uses technologies that include mainframe and client/server architectures, object-oriented programming languages and tools, distributed database management systems and network and communications technologies.

     Offer Flexible Project Delivery. The Company offers its clients a choice among any combination of the following three options for delivery of project work: (i) onsite at the client facility; (ii) offsite at a CBSI development facility in Michigan, California or Illinois; and (iii) offshore at CBSI development facilities in India. These options enable the Company's clients to determine their degree of project oversight and to control the costs and speed of project delivery. Execution of all or part of IT projects offshore can result in significant time and cost savings when compared to domestic delivery of such services. CBSI has developed a formal project management methodology, CBSI Offsite Success Management Methodology ("COSMO"), which is specifically designed to meet the needs of offsite and offshore projects.

     To meet the growing worldwide demand for offshore IT services, the Company has invested in an extensive offshore infrastructure in India, including two ISO 9001 compliant software development centers in Madras and Bangalore. In contrast to competitors who have no offshore capability or depend on subcontractor relationships to offer such services, the Company has established an offshore infrastructure which it believes is one of the largest in the industry. The Company employs over 410 professionals in these centers which have the capacity to accommodate approximately 800 professionals. With its offsite and offshore development options, the Company can quickly provide solutions tailored to the IT needs of its clients.

     Recruit and Train Globally. The Company has established a domestic and international network to recruit employees of all experience levels, from recent college graduates to seasoned IT professionals. The Company provides new recruits with up to two months of training in software engineering techniques and key technologies. The Company has made significant investments in two training centers, located in Michigan and India. These centers employ full-time instructors and are equipped with client/server and mainframe hardware, software and development tools. These training resources provide the Company with qualified IT professionals to service its clients' needs.

     Solve Year 2000 Problem. The Company has developed a formal project management methodology, known as The Time Machine 2000, that addresses all aspects of the Year 2000 problem. This methodology helps assure a quality conversion process and addresses application portfolio analysis, impact assessment, strategic planning, conversion, testing and implementation. The Company has developed Year 2000 conversion factories to provide cost-effective and timely conversion solutions for its clients. The conversion factories, located at both CBSI's U.S. and Indian headquarters, employ professionals who have been specifically trained to meet the particular demands of Year 2000 engagements. CBSI has already successfully completed all phases of Year 2000 projects for a division of Chrysler Corporation and for ISSC/Foremost Insurance and is currently working on eleven additional Year 2000 projects.

CBSI GROWTH STRATEGIES

     The Company's goal is to become the preferred provider of IT services to an expanding base of clients. The Company's strategy to achieve this goal includes the following elements:

     Cross-Sell Services to Existing Clients. The Company believes it will grow by continuing to establish and maintain long-term client relationships. The access and goodwill offered by these relationships provide the Company with significant advantages over its competitors in marketing additional services and solutions to such clients. The Company also believes its long-term client relationships and ability to address its clients' needs along the IT continuum distinguish the Company from many of its competitors. During 1996, the Company provided services to over 220 clients in the U.S., Europe and Asia. The Company's strategy is to maximize its client retention rate and secure additional engagements by providing quality services and client responsiveness. For each of the years 1994, 1995 and 1996, existing clients from the previous fiscal year generated at least 80% of the Company's revenues.

     Increase and Build Upon Year 2000 Engagements. The Company is actively marketing its Year 2000 conversion capabilities to existing and new clients. CBSI anticipates that Year 2000 conversion services will represent an increasing percentage of its revenues for the next few years. The Company performs a detailed analysis of clients' existing IT systems and applications in connection with these services. The Company's strategy is to leverage its knowledge of clients' IT systems obtained during Year 2000 projects into additional engagements involving other services, including maintenance of existing systems and reenginering to client/server technology.

     Capitalize on Significant Investments in Infrastructure and
Capabilities. The Company has made significant investments in its offsite and offshore infrastructures as well as its systems, methodologies and training programs. These investments include two client/server labs, three U.S. software development centers, two offshore software development centers, two training centers and dedicated, high-speed satellite communication links. The Company believes that these investments can support a larger organization.

     Expand Service Offerings. The Company evaluates emerging technologies as a source of additional service offerings for its existing and prospective clients. For example, the Company recently added new service offerings including Internet/intranet, Year 2000 and implementation of ERP software packages such as

ORACLE, PEOPLESOFT and SAP. The Company anticipates that its broad and expanding range of services will minimize its dependence on any single technology.

     Increase International Presence. The Company opened offices in the United Kingdom in 1990; in Madras, India in 1992; in Bangalore, India in 1995; and in Hyderabad, India in 1996. The international operations of the Company accounted for 4.7%, 6.8% and 6.9% of the Company's total revenues in fiscal years 1994, 1995 and 1996, respectively. The Company plans to enhance its international presence by expanding existing sales forces based in India and the U.K. and opening new sales offices in Singapore and Continental Europe. The Company believes that these regions represent significant potential markets for the Company's services.

     Pursue Targeted Acquisitions. CBSI seeks acquisitions that complement its core skills and that have the potential to increase the overall value of the Company, rather than merely increase its sales revenues. Examples of such companies would include those with specific industry or technical skills that fit well with the Company's existing and targeted client base.

CBSI SERVICES

     The Company offers its clients a broad range of IT services, from advising clients on strategic technology plans to developing and implementing appropriate IT solutions. The Company provides services in the following categories:
--------------------------------------------------------------------------------


    CBSI SERVICES                                         DESCRIPTION
-----------------------------------------------------------------------------------------------------------------
    Large Systems Applications Development,               - Design large-scale, complex solutions capable of
    Reengineering and Maintenance                           managing transaction-intensive applications
                                                          - Develop and maintain applications using COBOL,
                                                            CICS, DB2 and other mainframe programming
                                                            environments
-----------------------------------------------------------------------------------------------------------------
    Reengineer Legacy Applications to Client/Server       - Reengineer from centralized, mainframe-based
    Technology                                              systems to open, distributed architecture
                                                          - Preserve core application logic
                                                          - Reengineer existing legacy systems into
                                                            mainframe-based super server in multi-tiered,
                                                            distributed architecture
-----------------------------------------------------------------------------------------------------------------
    Client/Server Applications Development                - Conceptualize and design systems based on
                                                            distributed object-oriented technologies and
                                                            methodologies such as BOOCH and RAMBAUGH
                                                          - Develop applications using SYBASE, SQL Server,
                                                            ORACLE, INFORMIX, Access databases; Visual
                                                            Basic, Powerbuilder, C++ as graphical user
                                                            interfaces; and UNIX, OS/2 and Windows NT
                                                            operating systems
-----------------------------------------------------------------------------------------------------------------
    Year 2000 Conversion Services                         - Conduct impact assessments and assist clients
                                                            with strategic planning for Year 2000 compliance
                                                          - Renovate existing applications to make them Year
                                                            2000 compliant
                                                          - Replace existing software with Year 2000
                                                            compliant software packages
                                                          - Reengineer legacy applications to Year 2000
                                                            compliant client/server technology
-----------------------------------------------------------------------------------------------------------------
    Packaged Software Implementation                      - Implement packaged software solutions
                                                            (PEOPLESOFT, ORACLE, SAP, WALKER)
                                                          - Customize software packages to client
                                                            specifications
                                                          - Provide user group training
-----------------------------------------------------------------------------------------------------------------
    IT Consulting Services                                - Provide technical architecture and network
                                                            design, information technology planning, data
                                                            warehousing and business process reengineering
                                                            consulting services
                                                          - Conceptualize and design Internet and intranet
                                                            solutions using Java/Java Script/Java applets
                                                            and HTML
-----------------------------------------------------------------------------------------------------------------
    Contract Programming Services                         - Develop software applications (client/server and
                                                            mainframe)
                                                          - Reengineer software applications across
                                                            platforms
                                                          - Maintain and enhance software applications
                                                            (client/server and mainframe)
-----------------------------------------------------------------------------------------------------------------

     The Company uses both industry-proven and proprietary methodologies to enhance the quality, consistency and efficiency of its CBSI-managed projects. All levels of the Company's IT consultants, from entry-level programmers to project managers, are given formal instruction in various aspects of these methodologies. A methodology used by the Company is METHOD/1, which the Company licenses from Andersen Consulting. CBSI has extended METHOD/1 to incorporate the Company's Time Machine 2000 and COSMO methodologies. The COSMO methodology is specifically designed to meet the needs of offsite and offshore projects. This methodology contains the specific procedures required to coordinate the activities of multiple sites across different time zones. All three methodologies enable CBSI to provide applications development in a controlled manner with repeatable and proven processes. Quality assurance is handled by a common centralized unit. A team of quality specialists performs project quality reviews and inspections, maintains the Company's project management methodologies and assists project managers in estimating costs and executing projects.

SOFTWARE PRODUCTS

     The Company's primary software product offering is the Advanced Program for Educational Computer Solutions ("APECS") software which is licensed by 70 different users. Clients use APECS to manage the business and student records of educational institutions for K-12 school districts and for higher education. The Company provides periodic enhancements to the product and maintenance to the users. APECS systems are installed at major sites throughout the United States. Among the current users are Allentown High School District, Pennsylvania; University of Detroit Mercy, Michigan; Martin County Schools, Florida; and Monroe Community College, Michigan. The Company is currently reengineering this system to a client/server environment. The Company maintains this product at its Madras, India and Lombard, Illinois facilities.

SALES AND MARKETING

     The majority of new sales are generated by the Company's business units, each of which focuses on clients within a geographic area or industry group. The manager of each business unit is compensated based on the financial performance of the unit and other contributions to the Company. The business unit manager is responsible for managing client relationships, ensuring the delivery team is performing as expected and identifying new business opportunities. This structure fosters an entrepreneurial atmosphere within each business unit. Because of the relationships the business unit managers maintain with their clients, these managers are positioned to identify opportunities to cross-sell the Company's services. Such relationships also result in a significant number of client referrals.

     The Company also uses telemarketers to establish initial client contact and prequalify potential new clients. Qualified prospective clients are referred to the Company's dedicated sales group, whose backgrounds include both technical and sales experience. This sales group is responsible for identifying clients' needs and promoting the Company's services to potential clients. Once potential clients are further qualified by the sales group, the Company assembles a team consisting of sales group members, the appropriate business unit manager and a project delivery manager. This team makes the client sales call and is ultimately responsible for closing the sale.

     In addition to its sales group, the Company has a dedicated marketing department which works in conjunction with an outside public relations firm. The marketing department is responsible for coordination of all corporate communications, including the scheduling of press conferences to promote the Company's services and delivery methodologies.

CLIENTS

     The Company's largest client, International Business Machines and its affiliates ("IBM"), accounted for 29%, 19% and 12% of the Company's total revenues for the years ended December 31, 1994, 1995 and 1996, respectively. The IT services provided to IBM were divided among several divisions and subsidiaries. No other client accounted for more than 10% of the Company's revenues for the same period. During 1996, the Company provided services to over 220 clients in the U.S., Europe and Asia. The Company's strategy is to maximize its client retention rate and secure additional engagements by providing quality services and client responsiveness.

     Organizations to which the Company provided services in 1996 include:

                                    YEAR OF
                                     FIRST
            CLIENT                 ENGAGEMENT
Manufacturing:
  Chrysler Corporation.........       1985
  Ford Motor...................       1989
  Johnson Controls.............       1994
Retail Distribution:
  Spartan Stores...............       1992
  The Gap......................       1993
  Handleman Company............       1995
Public Sector:
  State of Michigan............       1988
  State of Indiana.............       1992
  State of Nevada..............       1992
Transportation:
  American President Lines.....       1990

                                    YEAR OF
                                     FIRST
            CLIENT                 ENGAGEMENT
Financial Services:
  S.W.I.F.T....................       1985
  Harris Bank..................       1993
  Bank of America..............       1995
Insurance:
  UNUM Ltd. ...................       1995
  ISSC/Foremost Insurance......       1996
Technology:
  Tandem Computers.............       1989
  IBM Corporation..............       1989
  Union Pacific Technology.....       1992
Utilities:
  Michigan Consolidated Gas
     Co........................       1992
  Southern California Edison...       1994

REPRESENTATIVE ENGAGEMENTS

     Examples of the Company's engagements, which are representative of the nature of CBSI services and client relationships, are set forth below:

  CLIENT/SERVER-BASED APPLICATIONS DEVELOPMENT/END-TO-END YEAR 2000 CONVERSION PROJECT (OFFSITE/ONSITE)

          Problem. A division of a manufacturer required software enhancements in order to properly process expanded part number codes and dates beyond the year 1999.

          Solution. The Company provided impact assessment, strategic planning, coding, testing and implementation of the required software enhancements. Year 2000 modifications were carried out in accordance with the Company's Time Machine 2000 methodology. The project environment included IMS/DB, DB2, CICS, IMS/DC and COBOL on an IBM mainframe. The majority of work was completed offsite at one of the Company's U.S. software development centers. At its peak, 75 Company IT professionals were assigned to this project, which was completed in nine months.

  LARGE-SCALE APPLICATIONS DEVELOPMENT IN CLIENT/SERVER TECHNOLOGY (OFFSITE)

          Problem. A manufacturing company required IT systems which would tie production volume to international sales forecasts, thereby eliminating undesired inventory build-up.

          Solution. The Company provided a team of project managers, client/server architects and software developers to design, code, test and implement a forecasting tool using C++, Powerbuilder, APOL, ENTERA and SYBASE. Software design was carried out using object-oriented methodologies, Erwin for database design and Rational Rose for data modeling. At its peak, the project team consisted of 30 Company IT professionals. Two versions of the forecasting tool have already been delivered, and the Company is currently developing an enhanced version. The project, which is being conducted offsite, has an expected duration of two years.

  REENGINEERING LEGACY APPLICATIONS TO CLIENT/SERVER TECHNOLOGY
(ONSITE/OFFSHORE)

          Problem. An insurance company wanted to replace existing mainframe-based applications with client/server-based applications in order to reduce software maintenance costs.

          Solution. The Company has partnered with this client to redesign its existing systems in a client/server environment under OS/2, SYBASE, and SQL Server as RDBMS using NS-DK as the graphical user interface ("GUI") and C as the development language. Using a combination of onsite and offshore project teams, the Company is responsible for requirements analysis, as well as for designing, coding, testing and implementing systems.

  LARGE SYSTEMS APPLICATIONS MAINTENANCE (ONSITE/OFFSHORE)

          Problem. A financial services organization wanted to outsource maintenance of a software application in order to reduce costs and re-deploy its internal IT professionals on new projects.

          Solution. The Company is executing the project both onsite at the client's facilities and offshore at CBSI's Bangalore, India facility. The client uses the Company as the "center of expertise" with respect to the application. A team of 15 Company IT professionals has been assigned to this project for two years. The project environment includes VAX/VMS, Open VMS, DOS, UNIX, Novell Netware, PROIV, ANSI C and Pascal.

  REENGINEERING LEGACY APPLICATIONS TO CLIENT/SERVER TECHNOLOGY (ONSITE)

          Problem. A grocery wholesaler wanted to reengineer all of its business applications, including Year 2000 conversion.

          Solution. The Company provided the client with the necessary technical expertise onsite to redesign, program, test and implement all of its core software applications. The Company has deployed a project team of 30 IT professionals, which is expected to grow to 60 IT professionals once the Year 2000 conversion commences. The Company has executed strategic studies through joint application development ("JAD") sessions, business process reengineering and phased design, development and implementation. Some of the client's systems are being reengineered to a client/server platform under a UNIX operating system, using INFORMIX as the database and Visual Basic as the graphical user interface. Mainframe applications to undergo Year 2000 conversion will include systems running under DB2, ADABAS, NATURAL and COBOL.

HUMAN RESOURCES

     The Company's success depends in large part on its ability to attract, develop, motivate and retain highly skilled IT professionals. The Company's strategy for achieving "career-based employment" includes career planning, thorough initial and ongoing training, allocation of assignments in accordance with employee skills and career objectives and a comprehensive benefits package including a Company-matched 401(k) plan, health and dental insurance, short-term disability insurance, a flexible spending account and tuition reimbursement. Following this offering, the Company intends to increase the use of employee stock options as part of its recruitment and retention strategy.


     The Company has 28 full-time employees dedicated to recruiting IT professionals and managing its human resources. The Company's recruiting activities draw on an international pool of IT talent. The Company has full-time personnel dedicated to handling visa application and compliance issues for international recruits. CBSI actively recruits in the United States, India, England, Australia, New Zealand, the Philippines, Mexico and Singapore. Recruiting methods include advertisement in leading newspapers, trade magazines, the Company's web site and participation in career fairs. The Company also participates in on-campus recruiting for recent college graduates and has hired employees from various schools, including the University of Michigan, Michigan State University, Ohio State University, the University of Notre Dame, Albion College, Loyola College, Indiana University, the University of California and the University of Illinois. During the past two years, the Company has hired 120 recent U.S. college graduates. In addition, the Company's employees are actively involved in referring individuals and screening candidates for new positions.


     The Company has established two training centers located in Michigan and India. These training centers employ full-time instructors and are equipped with client/server and mainframe hardware, software and development tools. New college graduates receive two months of full-time classroom instruction in mainframe (IMS, DB2, CICS, COBOL) or client/server (UNIX, C, C++, OS/2 Presentation Manager) skills. This training is followed by one month of self-study. Employees receive full salary and benefits during this training period. Between projects and after business hours, all IT professionals receive ongoing training on a variety of technology platforms. The Company's education and training department helps employees make the transition from legacy to client/server skills by providing cross-platform training in new technologies. In addition to comprehensive technical training, the Company provides extensive training in quality processes and cross-cultural communication skills.

     As part of its retention efforts, the Company has formulated a strategy for minimizing turnover which emphasizes: (i) human resource management; (ii) contractual limitations effective upon termination of employment; (iii) competitive salaries; (iv) comprehensive benefits; and (v) employee stock options.

     CBSI's IT professionals typically have Bachelor's or Master's degrees in Computer Science or another technical discipline. As of December 31, 1996, the Company had 1,431 employees comprised of 1,272 IT professionals, 27 sales and marketing personnel and 132 general and administrative personnel. As of December 31, 1996, the Company also had 75 independent contractors working on client engagements.

COMPETITION

     The IT services industry is highly competitive and served by numerous national, regional and local firms, all of which are either existing or potential competitors of the Company. Primary competitors include participants from a variety of market segments, including "Big Six" accounting firms, and implementation firms, applications software firms, service groups of computer equipment companies, general management consulting firms, programming companies and temporary staffing firms. The Company believes that the principal competitive factors in the IT services industry include the range of services offered, technical expertise, responsiveness to client needs, speed in delivering IT solutions, quality of service and perceived value. Based on the Company's experience in competitive situations, the Company believes that it competes favorably with respect to these factors. See "Risk Factors -- Competition."

INTELLECTUAL PROPERTY RIGHTS

     The Company relies upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect its proprietary rights and the proprietary rights of third parties from whom the Company licenses intellectual property. The Company enters into confidentiality agreements with its employees and limits distribution of proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights. In addition, the laws of certain foreign countries in which the Company's products are, or may be, developed or sold may not protect the Company's products or intellectual property rights to the same extent as do the laws of the U.S. This lack of protection may impair the Company's ability to protect its intellectual property adequately and could have a material adverse impact on the Company's business.

     The Company has developed and owns the proprietary rights for The Time Machine 2000 and COSMO methodologies; however, the copyrights to such methodologies have not been registered. In addition, the Company owns service marks for The Time Machine 2000 and COSMO and has submitted federal trademark applications for each.

     Software developed by the Company in connection with a client engagement is typically assigned to the client. In limited situations, the Company may retain ownership, or obtain a license from its client, which permits CBSI or a third party to market the software for the joint benefit of the client and CBSI or for the sole benefit of CBSI. The Company has also developed and copyrighted or acquired software products which are generally licensed to users pursuant to a license agreement. The Company's software products include APECS, APECS Custom View and Micro APECS Scheduler. APECS is a registered trademark of the Company.

FACILITIES

     The Company leases approximately 42,000 square feet of office space in Farmington Hills, Michigan which serves as its headquarters. The Company's senior management, administrative personnel, human resources and sales and marketing functions are housed in this facility. This lease expires on June 15, 2003. The Company also leases facilities in Lombard, Illinois and Milpitas, California.

     In addition, the Company has offshore offices. The Company leases approximately 24,530 square feet of office space in Madras, India which serves as its headquarters in India. This lease expired on January 13, 1997. The Company intends to execute a new lease for a term of five years with an option to renew at the end of such term. The Company owns a facility totaling approximately 6,375 square feet in Bangalore, India. The Company also leases facilities in the United Kingdom and Bangalore and Hyderabad, India.

     The Company believes that these facilities are adequate for its anticipated future needs.

LITIGATION

     The Company has received a third-party complaint filed against it and other parties on February 3, 1997, by Network Six, Inc. ("NSI") in the Circuit Court of the First Circuit for the State of Hawaii. The third-party claims are asserted in an action that the State of Hawaii has brought against NSI. The Company has also received an answer and counterclaim, dated January 31, 1997, served by NSI in an action brought by the Company against NSI in the Superior Court of the State of Rhode Island. The Company acted as a subcontractor to NSI in connection with the development of software for the State of Hawaii. Additionally, NSI and the Company were parties to a letter of intent, now terminated, for the purpose of exploring a business combination or merger. The Company's suit against NSI in Rhode Island, as well as the State of Hawaii's suit against NSI in Hawaii, arise from the Hawaii software project.

     The allegations of NSI's third-party complaint in the Hawaii action and NSI's counterclaim in the Rhode Island action are substantively identical. NSI alleges that the Company wrongfully used information gained in connection with the letter of intent to attempt to gain control of the State of Hawaii project, interfered with NSI's relationship with the State of Hawaii, employed or solicited the employment of NSI employees in violation of contract, and otherwise breached contractual or other obligations to NSI. NSI seeks damages of $481,139.79 from the Company for services and personnel allegedly provided to it by NSI, damages of $60,000,000 predicated on a decline in the market value of NSI's publicly-traded stock, and other unspecified losses.

     The Company believes that it has not breached any contractual or other obligation to NSI as alleged either in the third-party complaint or the counterclaim, and that it possesses meritorious defenses or set-offs to all of NSI's claims. The Company does not believe that NSI's actions will result in material liability to it, or that they will have a material adverse effect on its financial condition, business, or operations, and intends to vigorously contest the claims asserted in both actions.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     The Company's executive officers and directors and their respective ages and positions as of March 5, 1997, are as follows:


               NAME                 AGE                           POSITION
Rajendra B. Vattikuti.............  45    President, Chief Executive Officer and Director
Timothy S. Manney.................  38    Executive Vice President of Finance and Administration,
                                            Treasurer and Director
Daniel S. Rankin..................  42    Vice President of Technical Services
Nanjappa S. Venugopal.............  44    Director of Human Resources
Douglas S. Land...................  39    Director
Frank D. Stella...................  77    Director

     Rajendra B. Vattikuti, the founder of the Company, has served as President and Chief Executive Officer and as a Director since the Company's formation in February 1985. From 1983 to 1985, Mr. Vattikuti was Director of M.I.S. for Yurika Foods Corporation. From 1977 to 1983, Mr. Vattikuti was a M.I.S. Project Leader for Chrysler Corporation. Mr. Vattikuti holds a Bachelor of Science degree in Electrical Engineering from the College of Engineering, Guindy (India) and a Master of Science degree in Electrical and Computer Engineering from Wayne State University.

     Timothy S. Manney has served as Executive Vice President of Finance and Administration and Treasurer and as a Director since November 1993. From February 1990 to November 1993, Mr. Manney held various positions with the Company, most recently as Chief Financial Officer. From 1980 until 1990, Mr. Manney was an Audit Manager at Arthur Andersen LLP. He is a member of the Michigan Association of Certified Public Accountants. Mr. Manney holds a Bachelor of Business Administration degree from the University of Michigan.

     Daniel S. Rankin has served as Vice President of Technical Services since September 1994. From September 1990 to September 1994, Mr. Rankin served as Director of Insurance Services for Medstat, Inc. From July 1989 to September 1990, Mr. Rankin held the position of Vice President of Turnkey Systems for the Company. From May 1978 to July 1989, Mr. Rankin served in various positions at Andersen Consulting, during which time he managed several large, multi-year systems-development projects in a variety of computer hardware and software environments. Mr. Rankin holds a Bachelor of Business Administration degree and Master of Business Administration degree from the University of Michigan.

     Nanjappa S. Venugopal has served as Director of Human Resources since October 1996. Mr. Venugopal also served as the business unit manager for the manufacturing sector of the Company from September 1991 to September 1996. From December 1975 to August 1991, he held several technical and managerial positions at Tata Consultancy Services in the U.S., Asia and Europe. From October 1988 to August 1991, Mr. Venugopal was regional manager of Tata's New York office. Mr. Venugopal holds a Bachelor of Mechanical Engineering degree from Bangalore University and a Master of Aeronautical Engineering degree from the Indian Institute of Technology.

     Douglas S. Land has served as a Director since November 1993 and an advisor to the Company since 1988. Mr. Land is the founder and President of Economic Analysis Group, Ltd., a Washington D.C.-based consulting firm that has been providing financial and economic consulting services since 1983. Mr. Land is also the President and founder of The Chesapeake Group, a financial advisory firm that has been providing consulting to start-up and middle-market firms since 1985. From January 1992 to February 1993, Mr. Land was an Executive Vice President of Hambro Resource Development Incorporated, an affiliate of Hambros Bank London, which provides investment and merchant banking services. Mr. Land holds a Bachelor of Science degree in Economics, a Master of Business Administration degree in Finance and a Master of Arts degree in International Relations from the University of Pennsylvania.

     Frank D. Stella has served as a Director since November 1993. Mr. Stella has served as President of F.D. Stella Products Company, a food service and dining equipment company, since 1946. Mr. Stella was appointed to the Commission for White House Fellows by President Ronald W. Reagan in 1983 and has served as Chairman of the Income Tax Board of Review, City of Detroit, since 1965. Mr. Stella is also a board member of VFS, Inc., an insurance holding company, and a former board member of the Federal Home Loan Bank of Indianapolis. He is also on the boards of several medical and charitable organizations. Mr. Stella holds a degree from the College of Commerce and Finance at the University of Detroit.


     The Company's executive officers are appointed annually by, and serve at the discretion of, the Board of Directors. Each executive officer is a full-time employee of the Company. The Company's Board of Directors is divided into three classes. The Board of Directors currently consists of four members. Upon completion of this offering, the Board of Directors will be increased from four to seven members. The Board is divided into three classes, whose members serve for staggered three year terms. Rajendra Vattikuti and Timothy Manney are Class I Directors and will serve a three-year term. Douglas Land and Frank Stella are Class II Directors and will serve an initial one-year term. The three vacancies for the Class III Directors will be filled by appointment by the current Board of Directors and the appointees will serve an initial two-year term. At each annual meeting of shareholders after this offering, the appropriate number of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. There are no family relationships between any director or executive officer of the Company.


BOARD COMMITTEES

     The Audit Committee is responsible for reviewing with management the financial controls, accounting, audit and reporting activities of the Company. The Audit Committee reviews the qualifications of the Company's independent auditors, makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the scope, fees and results of any audit and reviews non-audit services provided by the independent auditors. The members of the Audit Committee are Frank Stella and Douglas Land. All members of the Audit Committee are independent directors.

     The Compensation Committee is responsible for the administration of all salary and incentive compensation plans for the officers and key employees of the Company, including bonuses. The Compensation Committee also administers the Company's 1996 Plan (as hereinafter defined). The members of the Compensation Committee are Frank Stella and Douglas Land. All members of the Compensation Committee are independent directors.

DIRECTOR COMPENSATION

     During 1996, Mr. Land and Mr. Stella were each paid $24,000 for their services provided as directors. During 1996, Mr. Stella was granted a non-incentive stock option to acquire 8,913 shares of Common Stock at an exercise price of $8.41 per share. All directors are reimbursed for travel expenses incurred in connection with attending board and committee meetings. Directors are not entitled to additional fees for serving on committees of the Board of Directors. After the effective date of this offering, the Company shall issue options each year to purchase up to 10,000 shares of Common Stock, as a formula grant, to directors who are not executive officers of the Company.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation earned by the Company's Chief Executive Officer and each of the other executive officers whose salary and bonus compensation for the fiscal year ended December 31, 1996 exceeded $100,000 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                            AWARDS
                                                                         ------------
                                              ANNUAL COMPENSATION         SECURITIES
                                         -----------------------------    UNDERLYING       ALL OTHER
      NAME AND PRINCIPAL POSITION         SALARY     BONUS      OTHER     OPTIONS(#)    COMPENSATION(3)
Rajendra B. Vattikuti..................  $411,000   $288,000   $14,729(1)        --         $3,800
  President and Chief Executive Officer
Timothy S. Manney......................   150,000     50,000     2,746(2)        --          3,800
  Executive Vice President of
  Finance and Administration, Treasurer
Daniel S. Rankin.......................   160,000     35,000        --          --           3,800
  Vice President of Technical Services
Nanjappa S. Venugopal..................   100,000     35,000        --      29,711           3,240
  Director of Human Resources
Roy Ely................................   160,621         --        --          --              --
  Executive Vice President of Sales(4)
Jennifer Grey..........................   102,102         --        --          --           2,450
  Director of Operations(4)


-------------------------

(1) Includes $3,576 representing the imputed value of certain health and life insurance benefits provided by the Company to Mr. Vattikuti and $11,153 representing the personal use of corporate cars. Does not include benefits from certain non-interest bearing loans outstanding during 1996. See "Certain Transactions."


(2) Represents the imputed value of certain health and life insurance benefits provided by the Company.

(3) Represents amount of contribution by the Company on behalf of such individual to the Company's 401(k) Plan.

(4) No longer an employee of the Company.

     The following table sets forth certain information with respect to the grant of incentive stock options by the Company during 1996.

                             OPTION GRANTS IN 1996

                                                                                                 POTENTIAL
                                                                                              REALIZABLE VALUE
                                                     INDIVIDUAL GRANTS                           AT ASSUMED
                                   -----------------------------------------------------        ANNUAL RATES
                                   NUMBER OF      PERCENT OF                                   OF STOCK PRICE
                                   SECURITIES    TOTAL OPTIONS                                  APPRECIATION
                                   UNDERLYING     GRANTED TO                                 FOR OPTION TERM(1)
                                     OPTION      EMPLOYEES IN     EXERCISE    EXPIRATION    --------------------
             NAME                   GRANTED       FISCAL YEAR     PRICE(2)       DATE          5%         10%
Nanjappa S. Venugopal(3).......      29,711           10%          $8.41        9/12/06     $157,142    $398,228

-------------------------
(1) The potential realizable value is calculated based on the term of the option at the time of grant (ten years). Assumed stock price appreciation of 5% and 10% is based on the fair value at the time of grant.

(2) The exercise price equals the fair market value of the Common Stock as of the grant date as determined by the Board of Directors, based upon a contemporaneous independent appraisal.

(3) Mr. Venugopal's options are exercisable in three equal annual installments commencing on September 12, 1997.

     The following table sets forth certain information with respect to the stock options held at December 31, 1996 by the Named Executive Officers below who held options during 1996.

           AGGREGATED OPTION EXERCISES IN 1996 AND 1996 OPTION VALUES


                                                                       NUMBER OF
                                                                 SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                                  UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                 SHARES                             AT YEAR END(#)              AT YEAR END ($)(1)
                               ACQUIRED ON       VALUE        ---------------------------   ---------------------------
NAME                           EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
Timothy S. Manney............    267,402       $2,083,062       --              --            $--          $  --
Daniel S. Rankin.............     --              --            --             148,557         --           1,157,259
Nanjappa S. Venugopal........     --              --            --              29,711         --             106,662


-------------------------

(1) Calculated based on the initial public offering price of $12.00 per share, less the exercise price payable for such shares.


EMPLOYEE BENEFIT PLANS

     1996 Stock Option Plan. The Company's 1996 Stock Option Plan (the "1996 Plan") provides for the granting of incentive stock options to employees within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting to employees, directors and consultants of nonstatutory stock options. The 1996 Plan was adopted by the Board of Directors on July 10, 1996 and approved by the sole shareholder on September 10, 1996. Unless terminated sooner, the 1996 Plan will terminate automatically on December 31, 2006. The Board of Directors has the authority to amend, suspend or terminate the 1996 Plan, subject to any required shareholder approval under applicable law. Notwithstanding the foregoing, no amendment, suspension or termination of the 1996 Plan, without the consent of the holder of a previously granted option, may adversely affect such holder's right under such option.


     A total of 1,623,727 shares of Common Stock are authorized for issuance pursuant to the 1996 Plan. As of March 5, 1997, options to purchase 595,824 shares were outstanding, and 522,810 shares remained available for future grant under the 1996 Plan.



     The 1996 Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to the option and the exercisability thereof, and the form of consideration payable upon exercise. Options granted under the 1996 Plan are not generally transferable by the optionee, and each option is exercisable during the lifetime of the optionee only by such optionee. Incentive stock options granted under the 1996 Plan must be exercised within three months of such optionee's termination by death or within twelve months of such optionee's termination by disability, but in no event later than the expiration of the option's term. The exercise price of all incentive stock options granted under the 1996 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. With respect to any employee who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted to such employee must equal or exceed 110% of the fair market value of the Common Stock on the grant date and the term of the option must not exceed five years. The aggregate fair market value of the Common Stock (determined at the time the option is granted) with respect to which incentive stock options granted to an individual first become exercisable in any calendar year shall not exceed $100,000. The term of all options (other than the incentive stock options referred to in the second preceding sentence) may not exceed ten years.


     The 1996 Plan provides that in the event of a merger, consolidation or sale or transfer by the Company of substantially all its assets, the date of termination of any outstanding options and the date on or after which such options, or any portion of such options not then exercisable may be exercised, shall be advanced to a date fixed by the Committee which date shall be no more than 15 days prior to the date of such merger, consolidation, sale or transfer.

     The Company has agreed to indemnify certain holders of the options against certain liabilities resulting from the holders' involvement with the Company.

     401(k) Plan. The Company maintains a 401(k) profit sharing and defined contribution plan (the "401(k) Plan"). All employees of the Company who have reached 21 years of age and who have completed one year of employment are eligible to participate in the 401(k) Plan, pursuant to which each participant may contribute up to 18% of eligible compensation (up to a statutorily prescribed annual limit of $9,500 in 1996). The Company matches 40% of the contributions made by employees to the 401(k) Plan (up to 6% of eligible compensation). All amounts contributed by employee participants and earnings on these contributions are fully vested at all times. Employee participants may elect to invest their contributions in various established funds.

EMPLOYMENT AGREEMENTS

     In December 1996, the Company entered into an agreement with Rajendra B. Vattikuti that will become effective concurrently with this offering, which provides for his employment as President and Chief Executive Officer for an initial term ending on December 31, 2001. Effective January 1, 1998, the term is automatically extended for an additional year, unless before such date either party shall notify the other of its refusal to extend the term, so that the term of this agreement upon such renewal is always five years. The agreement provides for an annual base salary of $350,000, a bonus in an amount not to exceed the base annual salary, to be determined by the Compensation Committee, and benefits under the Company's benefit plans. Special death and disability benefits also are included. The agreement also provides, among other things, that, if Mr. Vattikuti's employment is terminated by the Company with or without cause for any reason other than willful misconduct, or by Mr. Vattikuti under certain conditions (including a change in control as defined in the agreement), the Company will pay to him an amount equal to 2.99 times his annual base salary and bonus in effect immediately prior to such termination. If the Company terminates Mr. Vattikuti's employment for any reason other than willful misconduct, the Company is obligated to provide certain benefits to Mr. Vattikuti over a period of time. The agreement contains a restrictive covenant that prohibits Mr. Vattikuti from competing anywhere in the world with the Company's business during any period in which he receives compensation and for one year after the cessation of such compensation.

     In December 1996, the Company entered into an agreement with Timothy Manney which provides for his employment as Executive Vice President of Finance and Administration for an initial term ending on December 31, 1999. Effective January 1, 1998, the term is automatically extended for an additional year, unless before such date either party shall notify the other of its refusal to extend the term, so that the term of this agreement upon such renewal is always five years. The agreement provides for an annual base salary of not less than $180,000, a bonus in an amount not to exceed 60% of his base annual salary, to be determined by the Compensation Committee, and benefits under the Company's benefit plans. Special death and disability benefits also are included. The agreement also provides, among other things, that, if Mr. Manney's employment is terminated by the Company without cause, or by Mr. Manney under certain conditions (including a change in control as defined in the agreement), the Company will pay to him an amount equal to 2.5 times his base salary in effect immediately prior to such termination and the greater of his most recent bonus or the bonus received immediately prior to his most recent annual bonus. The agreement contains a restrictive covenant that prohibits Mr. Manney from competing anywhere in the world with the Company's business during any period in which he receives compensation and for one year after the cessation of such compensation.

                              CERTAIN TRANSACTIONS

     Pursuant to an Agreement (the "Acquisition Agreement") among the Company, JF Electra, CBS Mauritius and Rajendra Vattikuti, on July 19, 1996, JF Electra acquired a 28% interest in CBS Mauritius for approximately $4.0 million. CBS Mauritius concurrently redeemed, for a purchase price of approximately $2.7 million, all of the shares of CBS Mauritius then owned by the Indian Investment Trust, a revocable grantor trust of which Padmaja Vattikuti, Rajendra Vattikuti's wife, was the grantor and trustee. Also concurrently, Mr. Vattikuti made a capital contribution to CBSI of approximately $1.1 million and loaned the Company approximately $0.6 million. This loan, including interest of approximately $23,000 at 8.25% per annum, was repaid on December 30, 1996.


     In connection with the investment by JF Electra, the parties to the Acquisition Agreement and CBS India entered into a Shareholders Agreement (the "Shareholders Agreement") that gave JF Electra the right, under certain conditions, to convert its shares of CBS Mauritius into 552,632 shares of Common Stock. As of March 5, 1997, JF Electra has converted all of its CBS Mauritius shares into Common Stock and will sell a portion of such shares in this offering. As a result of this conversion, the Shareholders Agreement has terminated. See "Principal and Selling Shareholders."


     The Company entered into two note arrangements aggregating $660,000 with Mr. Vattikuti with a weighted average interest rate of approximately 6%. The amount outstanding on these notes was approximately $574,000 as of December 31, 1994. These notes were repaid during 1995.


     During 1994 and 1995, the Company made non-interest bearing advances totaling approximately $87,000 and approximately $177,000, respectively to Mr. Vattikuti for his personal use. The outstanding advances were repaid in full in 1995. In 1996, the Company made non-interest bearing advances totaling approximately $46,000 to Mr. Vattikuti for his personal use. The outstanding advances were repaid by Mr. Vattikuti on December 30, 1996. In addition, during 1996 CBSI made personal loans in the aggregate amount of approximately $100,000 to Vanaja Gangavarapu. Ms. Gangavarapu is the mother-in-law of Mr. Vattikuti. These loans are short-term, payable on demand and non-interest bearing. The loans were repaid in February 1997.


     On December 30, 1996, Timothy Manney exercised his stock options and the Company issued an aggregate of 267,402 shares of Common Stock for an aggregate purchase price of $1,125,000 to Mr. Manney. Pursuant to the terms of the Nonqualified Stock Option Agreement between Mr. Manney and the Company, the Company loaned Mr. Manney $1,125,000 to purchase the shares. The promissory note executed by Mr. Manney provides that the loan matures on April 25, 2006 and bears interest at the rate of 8.25% per annum. Interest on the loan is payable on January 1 and July 1 of each year. Interest payments are not required to be made until Mr. Manney's shares have been registered under the Securities Act.

     On December 30, 1996, Douglas Land exercised his stock options and the Company issued an aggregate of 237,691 shares of Common Stock for an aggregate purchase price of $1,000,000 to Mr. Land. Pursuant to the terms of the Nonqualified Stock Option Agreement between Mr. Land and the Company, the Company loaned Mr. Land $1,000,000 to purchase the shares. The promissory note executed by Mr. Land provides that the loan matures on April 25, 2006 and bears interest at the rate of 8.25% per annum. Interest on the loan is payable on January 1 and July 1 of each year. Interest payments are not required to be made until Mr. Land's shares have been registered under the Securities Act.


     In 1994, 1995 and 1996, Douglas Land and certain entities affiliated with Mr. Land, earned collectively approximately $226,000, $96,000, and $244,000, respectively, for serving as a Director and providing consulting services to the Company. In addition, an entity affiliated with Mr. Land earned $160,000 for services rendered in connection with this offering.


     During 1995 and 1996, CBSI provided consulting services to Little Caesars Enterprises, of which one of the former directors of the Company is a principal shareholder. For services rendered, the Company earned approximately $111,000 in 1995 and $216,000 in 1996.

                       PRINCIPAL AND SELLING SHAREHOLDERS



     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 5, 1997, and as adjusted to reflect the sale of the shares offered hereby, by: (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each of the Named Executive Officers; and (iv) by all executive officers and directors as a group. Except as noted, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, subject to community property laws where applicable.



                                                        BENEFICIAL                           BENEFICIAL
                                                        OWNERSHIP                            OWNERSHIP
                                                    PRIOR TO OFFERING       NUMBER       AFTER OFFERING(1)
                                                   --------------------    OF SHARES    --------------------
                                                   NUMBER OF                 BEING      NUMBER OF
                     NAME                           SHARES      PERCENT     OFFERED      SHARES      PERCENT
Rajendra B. Vattikuti(2).......................    5,942,275     84.9%        --        5,942,275     63.9%
JF Electra (Mauritius) Limited(3)..............      552,632      7.9%      200,000       352,632      3.8%
Timothy S. Manney..............................      267,402      3.8%        --          267,402      2.9%
Douglas S. Land(4).............................      223,430      3.2%        --          223,430      2.4%
Daniel S. Rankin(5)............................       74,279      1.0%        --           74,279      *
Frank D. Stella(6).............................        4,952      *           --            4,952      *
Nanjappa S. Venugopal..........................       --          --          --           --          --
Roy Ely........................................       --          --          --           --          --
Jennifer Grey..................................       --          --          --           --          --
All directors and executive officers as a group
  (8 persons)..................................    6,512,338     92.0%        --        6,512,338     69.4%


-------------------------
 *  Less than 1%.


(1) Assumes no exercise of the Underwriters' over-allotment option to purchase up to an aggregate of 375,000 shares of Common Stock from the Company.


(2) The address of Mr. Vattikuti is c/o Complete Business Solutions, Inc., 32605 West Twelve Mile Road, Suite #250, Farmington Hills, Michigan 48334.

(3) The address of JF Electra is 4/F Les Cascades Building, Edith Cavell Street, Port Louis, Mauritius. Represents shares to be received by JF Electra upon conversion of its shares of stock in CBS Mauritius into shares of Common Stock of the Company.

(4) Does not include 14,261 shares transferred to certain family members. Mr. Land disclaims beneficial ownership of such shares.

(5) Consists of 74,279 shares subject to options which are exercisable beginning on April 24, 1997.

(6) Consists of 4,952 shares subject to currently exercisable options.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, no par value per share, and 1,000,000 shares of Preferred Stock, no par value per share. The following description of the capital stock of the Company is a summary, and as such, does not purport to be complete and is subject, and qualified in its entirety by reference to, the more complete descriptions contained in the Restated Articles of Incorporation of the Company, as amended (the "Articles"), and the Bylaws of the Company, as amended (the "Bylaws"), copies of each of which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part. The Company currently has outstanding 7,000,000 shares of Common Stock and no shares of Preferred Stock. Upon completion of this offering, the Company will have 9,300,000 outstanding shares of Common Stock and no outstanding shares of Preferred Stock. As of March 5, 1997, there were four record holders of Common Stock.

COMMON STOCK


     The Company's authorized common stock consists of 30,000,000 shares of Common Stock. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Company's Board of Directors out of funds legally available therefor. Holders of Common Stock have no preemptive, subscription or redemption rights, and there are no conversion or similar rights with respect to such shares. The outstanding shares of Common Stock are fully paid and nonassessable.


PREFERRED STOCK

     The Company is authorized to issue up to 1,000,000 shares of undesignated Preferred Stock. The Board of Directors has the authority to issue the undesignated Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated Preferred Stock, as well as to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the shareholders. The Board of Directors, without shareholder approval, may issue Preferred Stock with voting and conversion rights which could materially adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock could also decrease the amount of earnings and assets available for distribution to holders of Common Stock. In addition, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. At present, the Company has no plans to issue any shares of Preferred Stock. See "Risk
Factors -- Anti-Takeover Provisions."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is First Chicago Trust Company of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, the Company will have 9,300,000 shares of Common Stock outstanding. See "Capitalization." Of these shares, the 2,500,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below. All of the remaining shares of Common Stock are restricted securities (the "Restricted Shares") within the meaning of Rule 144 ("Rule 144") under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption offered by Rule 144.



     The Company's current shareholders have agreed not to sell or otherwise dispose of any of their shares of Common Stock for a period of 180 days after the effective date of this offering (the "Lock-Up Period") without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"). Because of these restrictions, on the date of this Prospectus, none of the shares, other than the 2,500,000 shares offered hereby, will be eligible for sale. Beginning after the expiration of the Lock-Up Period (or earlier upon the prior written consent of DLJ), 6,433,107 of the Restricted Shares may be sold in the public market subject to Rule 144.



     In general, under Rule 144 of the Securities Act, beginning 90 days after this offering, one (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, including a person who may be deemed an Affiliate of the Company, may sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then outstanding shares of Common Stock of the Company (93,000 shares after giving effect to this offering) or the average weekly trading volume of the Common Stock as reported through the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 of the Securities Act are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. In addition, under Rule 144(k) of the Securities Act, a person who is not an Affiliate of the Company at any time 90 days preceding a sale, and who has beneficially owned shares for at least two years, would be entitled to sell such shares immediately following this offering without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144.


     Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the public information, volume limitation or notice provisions of Rule 144. In both cases, a holder of Rule 701 shares is required to wait until 90 days after the date of this Prospectus before selling such shares.

REGISTRATION RIGHTS

     The Company has entered into stock option agreements with Timothy S. Manney, Douglas S. Land, and Daniel S. Rankin, pursuant to which the Company has granted them certain registration rights. Pursuant to the terms of the stock option agreements with Messrs. Manney and Land, at any time beginning six months after the completion of this offering, each has the right, subject to certain restrictions set forth in their respective agreements, to require the Company to register under the Securities Act the Common Stock owned by such holders on the date of this offering at the Company's expense. Pursuant to the terms of the stock option agreement with Mr. Rankin, at any time beginning six months after he exercises his options, he will have the right, subject to certain conditions set forth in his agreement, to require the Company to register his Common Stock. In addition, the Company, pursuant to the terms of the stock option agreements, agrees to indemnify Messrs. Manney, Land and Rankin against, among other things, any and all claims, suits, actions or proceedings and against any payments in satisfaction of any related judgment, fine or penalty caused by or resulting from any of their acts, omissions, negligence or wilful conduct resulting from their respective involvement with the Company and its subsidiaries and affiliates.


     The Company intends to file a registration statement on Form S-8 under the Securities Act, approximately 180 days after closing of this offering, to register an aggregate of 1,118,634 shares of Common Stock reserved for issuance under the Company's 1996 Plan. See "Management -- Employee Benefit Plans -- 1996 Stock Option Plan." Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the lock-up agreements described above. As of March 5, 1997, options to purchase 595,824 shares of Common Stock were outstanding and 522,810 shares of Common Stock remained available for future grant under the 1996 Plan.


     Prior to this offering there has been no market for the Common Stock of the Company. The Company can make no prediction as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant numbers of shares of the Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Risk Factors -- Shares Eligible for Future Sale."

                                  UNDERWRITING


     Subject to certain terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), for whom Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and Ferris, Baker Watts, Incorporated are acting as representatives (collectively, the "Representatives"), have severally agreed to purchase from the Company and the Selling Shareholder, and the Company and the Selling Shareholder have agreed severally to sell to each of the Underwriters, the number of shares of Common Stock (the "Shares") set forth opposite their respective names at the initial public offering price per share less the underwriting discounts and commissions set forth on the cover of this Prospectus.



                                                                 NUMBER
                        UNDERWRITERS                            OF SHARES
Donaldson, Lufkin & Jenrette Securities Corporation.........    1,472,000
Ferris, Baker Watts, Incorporated...........................      368,000
ABN AMRO Chicago Corporation................................       30,000
Bear Stearns & Co. Inc. ....................................       30,000
Alex. Brown & Sons Incorporated ............................       30,000
Cowen & Company.............................................       30,000
First of Michigan Corporation...............................       30,000
Furman Selz LLC.............................................       30,000
Goldman, Sachs & Co. .......................................       30,000
Hambrecht & Quist LLC.......................................       30,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated .........       30,000
Montgomery Securities.......................................       30,000
J.P. Morgan Securities Inc. ................................       30,000
Morgan Stanley & Co., Incorporated .........................       30,000
Oppenheimer & Co., Inc. ....................................       30,000
Robertson, Stephens & Company LLC...........................       30,000
Smith Barney Inc. ..........................................       30,000
Adams Harkness & Hill, Inc. ................................       15,000
William Blair & Co., L.L.C. ................................       15,000
Dain Bosworth Inc. .........................................       15,000
Johnston, Lemon & Co. Incorporated .........................       15,000
McDonald & Company Securities, Inc. ........................       15,000
Needham & Company, Inc. ....................................       15,000
Pennsylvania Merchant Group Ltd. ...........................       15,000
Roney & Co., L.L.C. ........................................       15,000
Ryan, Beck & Co. ...........................................       15,000
Sands Brothers & Co., Ltd. .................................       15,000
Stephens Inc. ..............................................       15,000
Unterberg Harris............................................       15,000
Van Kasper & Company........................................       15,000
Wheat First Butcher Singer Securities, Inc. ................       15,000
                                                                 --------
     Total..................................................    2,500,000
                                                                 ========


     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase the Shares are subject to approval of certain legal matters by their counsel and to certain other conditions. If any of the Shares are purchased by the Underwriters pursuant to the Underwriting Agreement, the Underwriters are obligated to purchase all Shares (other than those covered by the over-allotment option described below).


     The Company and the Selling Shareholder have been advised by the Underwriters that they propose to offer the Shares to the public initially at the price to the public set forth on the cover page of this Prospectus and to certain dealers at such price, less a concession not in excess of $0.50 per Share. The Underwriters may allow, and such dealers may re-allow, a concession not in excess of $0.10 per Share to certain other dealers. After this offering, the offering price and other selling terms may be changed by the Underwriters.



     Pursuant to the Underwriting Agreement, the Company has granted to the Underwriters an option, exercisable not later than 30 calendar days from the date of the Underwriting Agreement, to purchase up to an aggregate of 375,000 additional shares at the initial offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions, solely to cover over-allotments.



     To the extent that the Underwriters exercise such option, each of the Underwriters will have a commitment to purchase approximately the same percentage of the option shares as the number of Shares to be purchased by it shown in the above table bears to the total number of Shares shown in the above table, and the Company will be obligated, pursuant to the option, to sell such Shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Shares. If purchased, the Underwriters will sell such additional 375,000 shares on the same terms as those on which the Shares are being offered.



     The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Shareholder against certain civil liabilities, including liabilities under the Securities Act.


     The Company and all of its current shareholders have agreed that during the Lock-Up Period they will not, without the prior written consent of DLJ, on behalf of the Underwriters, sell, offer to sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, other than the Shares, except that the Company may grant options under its 1996 Plan, provided that, without the prior written consent of DLJ, such options shall not be exercisable during such period.


     The Representatives have informed the Company and the Selling Shareholder that the Underwriters do not intend to confirm sales to any discretionary accounts without prior specific written approval of the customer.



     An entity affiliated with Douglas Land, a shareholder and director of the Company, earned $160,000 for services rendered in connection with this offering.



     Prior to this offering, there has been no public market for the shares of Common Stock. The initial public offering price was negotiated among the Company, the Selling Shareholder and the Underwriters. Among the factors considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, were the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuations of companies in related businesses.



     In connection with this offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot this offering, creating a syndicate short position. In addition, the Underwriters may bid for and purchase shares of Common Stock in the open market to cover syndicate short positions or to stabilize the price of the Common Stock. Finally, the underwriting syndicate may reclaim selling concessions from syndicate members in this offering, if the syndicate repurchases previously distributed Common Stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.


                                 LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby and certain other legal matters in connection with this offering will be passed upon for the Company by Camhy Karlinsky & Stein LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Sachnoff & Weaver, Ltd., Chicago, Illinois.

                                    EXPERTS

     The Consolidated Financial Statements included in this Prospectus and the Consolidated Financial Statement Schedule included in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods as indicated in their reports with respect thereto, and are included therein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement, of which the Prospectus constitutes a part, on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit.

     The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, Room 1400, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, Room 1024, at prescribed rates. The Registration Statement, including the exhibits and schedules thereto, is also available at the Commission's web site at www.sec.gov. Copies of reports, proxy and information statements and other information regarding the Company will be available at the Commission's web site.

                      GLOSSARY OF CERTAIN TECHNICAL TERMS

     Architecture. A particular design for bringing together and utilizing selected computer hardware, network systems software and applications software to achieve an overall objective.

     Client/server. The linking or networking of two or more computers to allow multiple users to access and share information. Client/server design is contrasted with "mainframe" design.

     Conversion. The process of converting data and applications from one format to another in connection with an organization's adoption of different, usually more technologically advanced, hardware or software.

     Distributed computing environments. The distribution of hardware and software applications within an organization, across multiple hardware platforms, thereby contributing to overall processing power. Distributed computer environments can use client/server architectures or more proprietary architectures.

     Electronic Data Interchange. Industry standard methods and formats for electronic exchange of business documents such as purchase orders.

     Enterprise Resource Planning. Large, integrated application packages used to manage information on an enterprise-wide basis.

     Graphical user interface. A user interface which typically uses a mouse as a pointing device, icons representing basic computer operations, "what-you-see-is-what-you-get" on-screen page representation and multiple on-screen windows. A graphical user interface is designed to make computer applications easier to operate. Examples of graphical user interfaces are Microsoft Windows and the Macintosh user interface.

     Internet. An open global network of interconnected commercial, educational and governmental computer networks which utilize a common communications protocol.

     Intranet. An organization's private network of its local area networks which utilizes Internet data formats and communications protocols and which may use the Internet's facilities as the backbone for network communications.

     Legacy. As in hardware and applications, which are information technology systems based on older proprietary technologies.

     Mainframe. A centralized computer, capable of handling large amounts of data and interfacing with numerous terminals (end-users), on which an organization maintains information.

     Migration. The process of moving applications and data from one computing environment, such as a mainframe environment, to another, such as client/server environment. Also called reengineering.

     Object-oriented programming. A type of software design in which software elements are linked together as needed to achieve the desired programming result. This style of programming promotes re-usability of objects (data combined with a procedural code) to improve programmer efficiency.

     Operating System. The software that controls the allocation of computer resources to various software applications in order to maximize the efficiency of those resources.

     Relational database management system (RDBMS). A particular style of database management system in which computer data is stored in two-dimensional tables. Each table defines the relationship between the items listed in the rows (data records) and columns (data fields). Data from two or more tables can be related and accessed through common data fields to permit multi-dimensional searching.

     Year 2000. Refers to the software problems resulting from the date change on December 31, 1999 to the year 2000. Many software applications must be modified in order to operate properly after this date.

               COMPLETE BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
Report of Independent Public Accountants....................  F-2
Consolidated Balance Sheets as of December 31, 1995 and
  1996......................................................  F-3
Consolidated Statements of Income for the years ended
  December 31, 1994, 1995 and 1996..........................  F-4
Consolidated Statements of Shareholders' Equity for the
  years ended December 31, 1994, 1995 and 1996..............  F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1994, 1995 and 1996..........................  F-6
Notes to Consolidated Financial Statements..................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Complete Business Solutions, Inc.:

     We have audited the accompanying consolidated balance sheets of Complete Business Solutions, Inc. (a Michigan corporation) and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Complete Business Solutions, Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                             ARTHUR ANDERSEN LLP

Detroit, Michigan,
January 29, 1997.
  (except with respect to the
  matter discussed in Note 13,
  as to which the date is
  February 11, 1997).

               COMPLETE BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                DECEMBER 31,
                                                            ---------------------         PRO FORMA
                                                                                         DECEMBER 31,
                                                          1995          1996          1996 (NOTE 14)
                                                                                         (UNAUDITED)
                                                                      (DOLLARS IN THOUSANDS)
                         ASSETS
Current assets:
     Cash and cash equivalents..........................    $   830       $ 3,382          $ 3,382
     Accounts receivable, net...........................     16,759        19,114           19,114
     Unbilled revenues..................................        534         1,627            1,627
     Prepaid expenses and other.........................        531         1,136            1,136
                                                            -------       -------         --------
          Total current assets..........................     18,654        25,259           25,259
                                                            -------       -------         --------
Property and equipment, net.............................      3,571         5,167            5,167
Computer software, net..................................        992           639              639
Other assets............................................        206           193              193
                                                            -------       -------         --------
          Total assets..................................    $23,423       $31,258          $31,258
                                                            =======       =======         ========
          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable...................................    $ 1,562       $ 2,304          $ 2,304
     Accrued payroll and related costs..................      3,895         4,907            4,907
     Revolving credit facility..........................      5,350         5,400           14,400
     Other accrued liabilities..........................        549           961              961
     Deferred taxes.....................................         --            --              767
     Current portion of deferred revenue................      1,062         1,124            1,124
     Current portion of long-term debt..................        437           486              486
                                                            -------       -------         --------
          Total current liabilities.....................     12,855        15,182           24,949
                                                            -------       -------         --------
Deferred revenue, less current portion..................        299           317              317
Long-term debt, less current portion....................        529           305              305
Deferred taxes..........................................         --            --              339
Minority interest.......................................        552         1,503            1,503
Commitments and contingencies
Shareholders' equity:
     Preferred stock, no par value, 1,000,000 shares
       authorized, none issued..........................         --            --               --
     Common stock, no par value, 30,000,000 shares
       authorized, 5,942,275 and 6,447,368 shares issued
       and outstanding as of December 31, 1995 and 1996,
       respectively.....................................         --            --               --
     Additional paid-in capital.........................          1         3,226            6,169
     Retained earnings..................................      9,346        13,049               --
     Stock subscriptions receivable.....................         --        (2,125)          (2,125)
     Cumulative translation adjustment..................       (159)         (199)            (199)
                                                            -------       -------         --------
          Total shareholders' equity....................      9,188        13,951            3,845
                                                            -------       -------         --------
          Total liabilities and shareholders' equity....    $23,423       $31,258          $31,258
                                                            =======       =======         ========

   The accompanying notes are an integral part of these consolidated balance sheets.

               COMPLETE BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1994       1995       1996
                                                                  (IN THOUSANDS, EXCEPT
                                                                     PER SHARE DATA)
Revenues:
     Professional service fees..............................  $53,696    $64,635    $80,601
     Software products......................................    2,662      2,764      2,640
                                                              -------    -------    -------
          Total revenues....................................   56,358     67,399     83,241
                                                              -------    -------    -------
Cost of revenues:
     Salaries, wages and employee benefits..................   35,219     45,888     53,504
     Contractual services...................................    2,487      1,909      3,712
     Project travel and relocation..........................    3,144      3,126      3,458
     Cost of software products sold.........................    1,802      1,879      1,546
     Depreciation and amortization..........................      184        807      1,082
                                                              -------    -------    -------
          Total cost of revenues............................   42,836     53,609     63,302
                                                              -------    -------    -------
          Gross profit......................................   13,522     13,790     19,939
Selling, general and administrative expenses................   10,887     11,824     15,455
                                                              -------    -------    -------
          Income from operations............................    2,635      1,966      4,484
Interest expense............................................      345        692        539
                                                              -------    -------    -------
          Income before provision for income taxes and
             minority interest..............................    2,290      1,274      3,945
Provision for income taxes..................................       --         --         84
Minority interest...........................................      176        252        158
                                                              -------    -------    -------
          Net income........................................  $ 2,114    $ 1,022    $ 3,703
                                                              =======    =======    =======


                                                                  PRO FORMA
                                                                 INFORMATION
                                                                 (UNAUDITED)
                                                                  (NOTE 14)
Net income as reported......................................  $ 1,022    $ 3,703
Pro forma incremental income tax provision..................      135      1,260
                                                              -------    -------
Pro forma net income........................................  $   887    $ 2,443
                                                              =======    =======
Pro forma net income per common share.......................  $   .12    $   .32
                                                              =======    =======
Pro forma weighted average shares outstanding...............    7,396      7,658
                                                              =======    =======


  The accompanying notes are an integral part of these consolidated financial statements.

               COMPLETE BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                        COMMON      ADDITIONAL                  STOCK       CUMULATIVE        TOTAL
                                        SHARES       PAID-IN     RETAINED   SUBSCRIPTIONS   TRANSLATION   SHAREHOLDERS'
                                      OUTSTANDING    CAPITAL     EARNINGS    RECEIVABLE     ADJUSTMENT       EQUITY
                                                                   (DOLLARS IN THOUSANDS)
Balance -- December 31, 1993........   5,942,275      $    1     $ 6,210       $    --         $  --         $ 6,211
  Net income........................          --          --       2,114            --            --           2,114
                                       ---------      ------     -------       -------         -----         -------
Balance -- December 31, 1994........   5,942,275           1       8,324            --            --           8,325
  Net income........................          --          --       1,022            --            --           1,022
  Translation adjustment............          --          --          --            --          (159)           (159)
                                       ---------      ------     -------       -------         -----         -------
Balance -- December 31, 1995........   5,942,275           1       9,346            --          (159)          9,188
  Net income........................          --          --       3,703            --            --           3,703
  Translation adjustment............          --          --          --            --           (40)            (40)
  Capital contribution..............          --       1,100          --            --            --           1,100
  Stock options exercised...........     505,093       2,125          --        (2,125)           --              --
                                       ---------      ------     -------       -------         -----         -------
Balance -- December 31, 1996........   6,447,368      $3,226     $13,049       $(2,125)        $(199)        $13,951
                                       =========      ======     =======       =======         =====         =======

  The accompanying notes are an integral part of these consolidated financial statements.

               COMPLETE BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED DECEMBER 31,
                                                                -----------------------------
                                                                 1994       1995       1996
                                                                   (DOLLARS IN THOUSANDS)
Net income..................................................    $ 2,114    $ 1,022    $ 3,703
Adjustments to reconcile net income to net cash provided by
  operating activities:
     Depreciation and amortization..........................      1,082      1,812      2,221
     Provision for doubtful accounts........................        100        105        120
     Minority interest......................................        176        252        158
     Change in assets and liabilities --
       Accounts receivable and unbilled revenues............     (3,503)    (3,164)    (3,601)
       Prepaid expenses and other...........................       (170)        29       (614)
       Other assets.........................................        (33)        (4)        12
       Accounts payable.....................................         83        641        752
       Accrued payroll and related costs and other accrued
          liabilities.......................................        340        261      1,625
       Deferred revenue.....................................        251        312         80
       Other................................................        125         --         --
                                                                -------    -------    -------
          Net cash provided by operating activities.........        565      1,266      4,456
                                                                -------    -------    -------
Cash flows from investing activities:
     Investment in computer software........................       (313)        --       (566)
     Purchases of property and equipment....................     (2,155)    (1,618)    (3,097)
     Net repayments on notes receivable -- shareholder......         54        519          4
                                                                -------    -------    -------
          Net cash used in investing activities.............     (2,414)    (1,099)    (3,659)
                                                                -------    -------    -------
Cash flows from financing activities:
     Net borrowings (payments) on revolving credit
       facility.............................................      1,500       (100)        50
     Proceeds from issuance of long-term debt...............        500        828        356
     Payments on long-term debt.............................       (257)      (346)      (531)
     Proceeds from sale of stock in subsidiary, net.........         --         --      3,500
     Repurchase of stock in subsidiary......................         --         --     (2,708)
     Capital contribution...................................         --         --      1,100
                                                                -------    -------    -------
          Net cash provided by financing activities.........      1,743        382      1,767
                                                                -------    -------    -------
Effect of exchange rate changes on cash.....................         --        (38)       (12)
                                                                -------    -------    -------
Increase (decrease) in cash and cash equivalents............       (106)       511      2,552
Cash and cash equivalents at beginning of period............        425        319        830
                                                                -------    -------    -------
Cash and cash equivalents at end of period..................    $   319    $   830    $ 3,382
                                                                =======    =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

               COMPLETE BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Operations

     Complete Business Solutions, Inc. (the Company) was founded in 1985. The Company is a worldwide provider of information technology (IT) services to large and mid-size organizations. The Company offers its clients a broad range of IT services, from advising clients on strategic technology plans to developing and implementing appropriate IT solutions.

     The Risk Factors on pages 6 to 12 of this Registration Statement are incorporated herein by reference.

     Common Stock

     The Company, through two resolutions, has effected a 5,942-for-1 forward stock split and an increase in the authorized capital to 30,000,000 shares of Common Stock. Accordingly, the Company's shareholders' equity accounts and the number of shares in the accompanying consolidated financial statements and notes thereto have been retroactively restated to give effect to the forward stock split and the increase in the number of authorized shares of Common Stock.

     Principles of Consolidation and Organization

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.

     Through July 1996, the Company held a 76% interest in Complete Business Solutions (India) Private Limited (CBS India) with the remaining 24% interest held by an entity affiliated with the Company's shareholder (affiliated entity). In July 1996, the Company formed CBS Complete Business Solutions (Mauritius) Limited (CBS Mauritius) and the Company and the affiliated entity each contributed its ownership interest in CBS India for a similar interest in CBS Mauritius.

     In July 1996, CBS Mauritius sold an ownership interest to an unrelated entity for approximately $3,500, net of transaction costs. Simultaneously, CBS Mauritius repurchased its stock held by the affiliated entity for approximately $2,708 and the Company made a capital contribution of $1,708 to CBS Mauritius. The net loss on this transaction was not material. As of December 31, 1996, the Company owns 72% and the unrelated entity owns 28% of CBS Mauritius, which owns 100% of CBS India.

     The 28% shareholder of CBS Mauritius has an option to convert its ownership interest in CBS Mauritius into an 8.5% ownership interest in the Company during the option period as specified in the CBS Mauritius shareholders' agreement. This 8.5% ownership interest was calculated based upon the outstanding shares of the Company on the date of the shareholders' agreement. This option will be exercised in connection with the Company's contemplated initial public offering. Upon conversion, the Company will issue additional shares of Common Stock and acquire all outstanding minority shares of CBS Mauritius. The acquisition of the minority shares will be accounted for under the purchase method of accounting. The excess of the aggregate purchase price over the fair value of the net assets acquired will be recognized as goodwill. See Note 16 for further discussion on the pro forma effects of this transaction.

     Foreign Currency

     For significant foreign operations, the local currencies have been designated as the functional currencies. The financial statements of these subsidiaries are translated into U.S. dollars using exchange rates in effect at year end for assets and liabilities and at the average rate during the year for revenues and expenses. The resulting foreign currency translation adjustment is reflected as a separate component of shareholders' equity

               COMPLETE BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

as of December 31, 1995 and 1996. The translation adjustment for the year ended December 31, 1994 was not material.

     Transaction gains and losses, which were not significant in the years presented, are reflected in the consolidated statements of income.

     Cash and Cash Equivalents

     Cash and cash equivalents include investments in highly liquid money market funds with an initial maturity of three months or less.

     Financial Instruments

     The fair values and carrying amounts of certain of the Company's financial instruments, primarily accounts receivable and payable, are approximately equivalent. These financial instruments are classified as current and will be liquidated within the next operating cycle.

     The carrying amount for the revolving credit facility and certain long-term debt approximates fair value due to the variable rate of interest on these notes. The fair value of the fixed-rate debt, which approximates the carrying value, has been estimated based on current rates offered to the Company for debt of the same remaining maturities.

     Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the expected life of the asset or term of the lease, whichever is shorter.

     Revenue Recognition

     The Company recognizes professional service fee revenue on time-and-materials contracts as the services are performed for the clients. Revenues on fixed-priced contracts are recognized using the percentage of completion method. Percentage of completion is determined by relating the actual cost of work performed to date to the estimated total cost for each contract. If the estimate indicates a loss on a particular contract, a provision is made for the entire estimated loss without reference to the percentage of completion. Retainages, which are not material for any of the years presented, are included in accounts receivable in the accompanying consolidated balance sheets. The Company does not have significant contracts whose original duration is in excess of twelve months.

     Software products revenue consists of both license revenue and maintenance revenue. License revenue is recognized when both a software license agreement is signed and the software has been shipped and made available to the customer. Maintenance revenue is recorded as deferred revenue in the consolidated balance sheets when invoiced and is recognized over the term of the maintenance contract, generally one year.

     Unbilled Revenues

     Unbilled revenues represent costs incurred and related earnings not currently billable under the terms of the contract. These amounts are expected to be billed and collected over a period of less than twelve months.

     Computer Software

     The Company performs research to develop software for various business applications. The costs of such research are charged to expense when incurred. When the technological feasibility of the product is established, subsequent costs are capitalized and amortized using the straight-line method over the estimated

               COMPLETE BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

economic life of the product, generally three years. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenue, estimated economic product lives and changes in software and hardware technology. The policy is reevaluated and adjusted as necessary at the end of each accounting period. On an ongoing basis, management reviews the valuation and amortization of capitalized development costs. As part of this review, the Company considers the value of future cash flows attributable to the capitalized development costs in evaluating potential impairment of the asset. The amortization of software development costs was $371, $551 and $719 for the years ended December 31, 1994, 1995 and 1996, respectively.

     Accumulated amortization on computer software amounted to $1,392 and $2,111 as of December 31, 1995 and 1996, respectively.

     Amounts capitalized were $313 and $566 for the years ended December 31, 1994 and 1996, respectively. No amounts were capitalized during the year ended December 31, 1995.

     Amounts charged to expense for research and development of computer software were not material in the periods presented.

     Cost of Software Products Sold

     Cost of software products sold includes salaries, contractual services, project travel and amortization expense related to the Company's software products.

     Income Taxes

     The Company and its shareholders have elected to be taxed under the provisions of Sub-Chapter S of the United States Internal Revenue Code. Under those provisions, the shareholders are liable for individual Federal income taxes on the Company's taxable income. As a result, no provision for United States income taxes has been included in the accompanying consolidated statements of income.

     CBS Mauritius is incorporated in Mauritius and is not subject to income taxes. CBS India is an Indian corporation subject to income taxes. CBS India's operating facilities are located in a free trade zone. Under the Indian Income Tax Act of 1961, the entire profits of a company situated in a free trade zone are exempt from income tax for a period of five consecutive years within the first eight years of operations, at the option of the Company. The Company has opted for this exemption for the years ended March 31, 1992 to March 31, 1996 for its original facility in India. Two other facilities were opened during 1995 and 1996. These facilities may be exempt from income tax until 2002 and 2003, respectively. CBS India also receives various export deductions at all three facilities reducing its regular taxable income. As a result, other than the minimum alternative tax discussed below, no tax provision related to the CBS India income has been required.

     During 1996, the government of India instituted a minimum alternative tax with an effective rate of approximately 13% of CBS India's income. This tax provision has been included in the consolidated statement of income for the year ended December 31, 1996 as a provision for income taxes.

     Termination of S Corporation Election

     Certain events, including the public offering of the Company's Common Stock, will automatically terminate its S corporation status, thereby subjecting future income to Federal and state income taxes at the corporate level. Due to temporary differences in recognition of revenue and expenses, income for financial reporting purposes has exceeded income for income tax purposes. Accordingly, the application of the provisions of SFAS No. 109, "Accounting for Income Taxes" will result in the recognition of deferred tax liabilities and a corresponding charge to expense in the period in which the initial public offering occurs. If the S corporation status had been terminated as of December 31, 1996, this liability would have been

               COMPLETE BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

approximately $4,982. As a result of certain tax elections made by the Company, approximately $3,876 of this liability will be payable by the shareholders. The remaining liability of approximately $1,106 will be paid by the Company in 1997. This liability has been reflected as deferred taxes in the accompanying consolidated pro forma balance sheet as of December 31, 1996.

     Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. ACCOUNTS RECEIVABLE AND CONCENTRATION OF CREDIT RISK

     Allowance for doubtful accounts was $162 and $214 at December 31, 1995 and 1996, respectively.

     The Company's largest client represents 18%, and 5% of accounts receivable as of December 31, 1995 and 1996, respectively, and represents 29%, 19% and 12% of total revenues for the years ended December 31, 1994, 1995 and 1996, respectively. Revenues from this client are generated by multiple projects for various end users. No other client accounted for more than 10% of total revenues for the three years ended December 31, 1996. In addition, 80%, 82% and 84% of total revenues in each year for the years ended December 31, 1994, 1995 and 1996, respectively, were generated from existing clients from the previous fiscal year.

     The Company grants credit to clients based upon management's assessment of their creditworthiness. Substantially all of the Company's revenues (and the resulting accounts receivable) are from large and mid-size companies, major systems integrators and governmental agencies.

3. PROPERTY AND EQUIPMENT

     As of December 31, 1995 and 1996, property and equipment consisted of the following:

                                                             DECEMBER 31,      ESTIMATED
                                                           -----------------     USEFUL
                                                            1995      1996       LIVES
Equipment................................................  $ 4,422   $ 5,549   3-5 years
Buildings................................................       58       986    31 years
Purchased software.......................................    1,432     1,915   3-5 years
Furniture and fixtures...................................      656       970   5-7 years
Leasehold improvements...................................      230       340     5 years
Automobiles..............................................       84       219     5 years
                                                           -------   -------
                                                             6,882     9,979
Accumulated depreciation.................................   (3,311)   (4,812)
                                                           -------   -------
Property and equipment, net..............................  $ 3,571   $ 5,167
                                                           =======   =======

4. RELATED PARTY TRANSACTIONS

     During July 1996, a shareholder loaned $608 to the Company in exchange for a note. The note was short-term and bore interest at 8.25%. This note and accrued interest of $23 were repaid in December 1996.

     During 1996, CBS India loaned approximately $100 to a related party. This loan was short term, payable on demand and noninterest bearing.

               COMPLETE BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company entered into two note arrangements aggregating $660 with a shareholder with a weighted average interest rate of approximately 6%. The amount outstanding on the notes was $574 as of December 31, 1994. These notes were repaid during 1995.

     During 1994 and 1995, the Company made non-interest bearing advances totaling $87 and $177, respectively, to a shareholder. The outstanding advances were repaid in 1995. In 1996, the Company made non-interest bearing advances of $46 to the same shareholder for his personal use. The outstanding advances were repaid by the shareholder in December, 1996.

     The Company provided services to a client whose principal shareholder was a former director of the Company. The Company earned approximately $111 and $216 for these services in 1995 and 1996, respectively. No services were provided to this client for the year ended December 31, 1994.

     The Company incurred approximately $135 and $182 for the years ended December 31, 1994 and 1996, respectively, for consulting services provided by an affiliate of an outside director. No consulting services were provided to the Company by the director's affiliate during 1995.

     The above transactions were at prices and terms believed to be equivalent to those available from unrelated parties.

     See Note 1 for additional related party disclosures.

5. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

     Cash paid for interest for the years ended December 31, 1994, 1995 and 1996 was $404, $705 and $553, respectively. Cash paid for income taxes for the year ended December 31, 1996 was $134. There were no income taxes paid during 1994 and 1995.

6. REVOLVING CREDIT FACILITY

     Under a credit arrangement with a commercial bank, the Company may borrow an amount not to exceed the lesser of $16,000 or 80% of trade accounts receivable less than 90 days outstanding at the bank's prime interest rate, or a Eurodollar rate. At December 31, 1995 and 1996, the permitted borrowings under the agreement were approximately $10,500, and $15,187, respectively. The borrowings under the facility are short-term, payable on demand and are secured by trade accounts receivable of the Company.

     The balance outstanding under this agreement at December 31, 1995 and 1996 was $5,350 and $5,400, respectively. Average month-end outstanding borrowings under these arrangements were $4,862, $7,231 and $5,988 for the years ended December 31, 1994, 1995 and 1996, respectively. The weighted average interest rate on the outstanding borrowings was 7.9% and 7.7% at December 31, 1995 and 1996.

     The Company also has a working capital facility and an equipment line-of-credit aggregating $3,000 and $2,000, respectively, with a commercial bank at the bank's prime interest rate (8.5% and 8.25% at December 31, 1995 and 1996, respectively). The borrowings under the facility and the equipment line-of-credit are short-term, payable on demand and secured by all assets of the Company. No amounts have been borrowed under the working capital facility or the equipment line-of-credit during the years presented.

     The credit agreements contain various restrictive covenants which, among other items, require the Company to maintain certain levels of tangible net worth and a current ratio.

               COMPLETE BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7. LONG-TERM DEBT

     As of December 31, 1995 and 1996, long-term debt consisted of the following:

                                                              1995    1996
Note payable to a bank, payable in monthly installments of
  $15 plus interest at 9.6% through March, 1988
  collateralized by equipment...............................  $ 408   $ 219
Note payable to a bank, payable in monthly installments of
  $14 plus interest at prime plus .25% (8.75% and 8.5% at
  December 31, 1995 and 1996, respectively) through July
  1997, collateralized by equipment.........................    278      97
Note payable to a bank, payable in monthly installments of
  $8 plus interest at prime (8.5% and 8.25% at December 31,
  1995 and 1996, respectively) through August 1998,
  collateralized by equipment...............................    262     159
Note payable to a bank, payable in monthly installments of
  $10 plus interest at prime (8.25% at December 31, 1996)
  through August 1999, collateralized by equipment..........     --     316
Other.......................................................     18      --
                                                              -----   -----
                                                                966     791
Less -- Current portion.....................................   (437)   (486)
                                                              -----   -----
                                                              $ 529   $ 305
                                                              =====   =====

     Maturities of the principal amounts outstanding at December 31, 1996 are as follows:

1997........................................................           $486
1998........................................................            226
1999........................................................             79
                                                                       ----
                                                                       $791
                                                                       ====

8. SELF-INSURANCE

     The Company is self-insured for health and dental benefits up to $70 per occurrence. Insurance coverage is carried for risks in excess of this amount. The Company has recognized health and dental benefits expense of approximately $1,702, $1,691 and $2,266 for the years ended December 31, 1994, 1995 and 1996, respectively. Estimated claims incurred but not reported were $282 and $300 as of December 31, 1995 and 1996, respectively, and are included in other accrued liabilities in the accompanying consolidated balance sheets. There are no receivables from insurance carriers as of December 31, 1995 and 1996.

9. LEASES

     The Company leases its headquarters, regional offices, equipment and certain automobiles under noncancelable, long-term operating leases.

               COMPLETE BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Rent expense for the years ended December 31, 1994, 1995 and 1996 amounted to approximately $720, $1,005, and $1,030 respectively. The future minimum lease payments required under these operating leases for the years ending December 31, are as follows:

1997........................................................  $  970
1998........................................................     828
1999........................................................     904
2000........................................................     938
2001........................................................     942
Thereafter..................................................   1,356
                                                              ------
                                                              $5,938
                                                              ======

10. STOCK OPTIONS

     The Company maintains a Stock Option Plan (the Plan). Under the Plan, eligible employees and directors may be granted either Incentive Stock Options
(ISOs) or Non-Incentive Stock Options (NISOs) at the discretion of the Board of Directors. There are 1,623,727 shares of Common Stock authorized for grant under the Plan. Options under the Plan are granted at fair value on the date of grant as determined by an independent appraisal, therefore, no compensation expense has been recognized. The options vest over periods ranging from one to four years.

     The stock option agreements provide for the option holder to exercise the options in exchange for a promissory note payable to the Company over a period of at least five years for NISOs and at least two years for ISOs. These notes are full recourse and bear interest at the prime rate of interest determined at the date of exercise. In December 1996, 505,093 NISOs were exercised. In connection therewith, the Company loaned the option holders approximately $2,125 to purchase the shares, which has been reflected as stock subscriptions receivable as of December 31, 1996 in the shareholders' equity section of the accompanying consolidated balance sheet. The promissory notes executed by the option holders provide that the loans mature on April 25, 2006 and bear interest at the rate of 8.25% per annum. Interest on the loans is payable on January 1 and July 1 of each year. Interest payments are not required to be made until the shares have been registered under the Securities Act.

     The Company has elected to provide the pro forma disclosures, as permitted under the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the Plan within the accompanying consolidated statements of income. Had compensation expense for the Plan been determined based on the fair value at the grant date for awards in 1995 and 1996 consistent with the provisions of SFAS No. 123, the Company's pro forma net income and pro forma net income per common share would have been reduced to the amounts indicated below:


                                                                1995        1996
Pro forma net income --
  As reported...............................................    $887       $2,443
  SFAS No. 123 pro forma....................................     772        1,844
Pro forma net income per common share --
  As reported...............................................     .12          .32
  SFAS No. 123 pro forma....................................     .10          .24

               COMPLETE BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     A summary of the status of the Plan at December 31, 1995 and 1996 and changes during the years then ended is presented in the table below:

                                                          1995                    1996
                                                  --------------------    ---------------------
                                                             WTD. AVG.                WTD. AVG.
                                                             EXERCISE                 EXERCISE
                                                  SHARES       PRICE       SHARES       PRICE
Outstanding, beginning of year................         --      $  --       668,506      $4.21
Granted.......................................    668,506       4.21       297,411       8.41
Exercised.....................................         --         --      (505,093)      4.21
                                                  -------    -------      --------    ------ -
Outstanding, end of year......................    668,506      $4.21       460,824      $6.92
                                                  =======    =======      ========    =======
Exercisable, end of year......................         --      $  --         4,952      $4.21
                                                  =======    =======      ========    =======
Weighted average fair value of options
  granted.....................................      $1.11                    $1.90
                                                  =======                 ========

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for the 1995 and 1996 grants: risk-free rate of interest of 6.20% and 7.04%, respectively; dividend yield of 0%; and expected lives of 10 years.

11. BENEFIT PLAN

     The Company maintains the Complete Business Solutions, Inc. Incentive Savings Plan and Trust (the 401(k) Plan). All employees of the Company are eligible to participate in the 401(k) Plan once they have completed one year of service and have attained age 21.

     The 401(k) Plan is a defined contribution plan, qualified as a profit sharing plan under Section 401(k) of the Internal Revenue Code. The 401(k) Plan allows eligible employees to contribute up to 18% of their compensation with the Company matching a percentage of the contributions. The matching contribution percentages and maximum Company match (as a percentage of the participant's compensation) for each plan year are as follows:

                                                                  MATCHING      MAXIMUM
                                                                  COMPANY       COMPANY
                                                                CONTRIBUTION     MATCH
1994........................................................         30%          1.8%
1995........................................................         40%          2.4%
1996........................................................         40%          2.4%

     Matching contributions made by the Company amounted to approximately $183, $301 and $406 for the years ended December 31, 1994, 1995 and 1996, respectively. The Company may also make an additional contribution, at its discretion, to the 401(k) Plan. No such additional contributions have been made to date.

               COMPLETE BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

12. GEOGRAPHIC OPERATIONS INFORMATION

     The following table summarizes selected financial information of the Company's operations by geographic location:

                                                                YEAR ENDED DECEMBER 31,
                                                             -----------------------------
                                                              1994       1995       1996
Revenues --
  United States..........................................    $55,220    $65,906    $80,678
  India..................................................      1,885      3,390      3,399
  Other international....................................        760      1,196      2,350
  Intersegment...........................................     (1,507)    (3,093)    (3,186)
                                                             -------    -------    -------
       Total.............................................    $56,358    $67,399    $83,241
                                                             =======    =======    =======
Income From Operations --
  United States..........................................    $ 1,927    $   846    $ 3,708
  India..................................................        568        897        680
  Other international....................................        140        223         96
                                                             -------    -------    -------
       Total.............................................    $ 2,635    $ 1,966    $ 4,484
                                                             =======    =======    =======
Identifiable Assets --
  United States..........................................    $19,509    $21,607    $23,838
  India..................................................        980      1,320      3,966
  Other international....................................        251        496      3,454
                                                             -------    -------    -------
       Total.............................................    $20,740    $23,423    $31,258
                                                             =======    =======    =======

13. COMMITMENTS AND CONTINGENCIES

     The Company has received a third-party complaint filed against it and other parties on February 3, 1997, by Network Six, Inc. ("NSI") in the Circuit Court of the First Circuit for the State of Hawaii. The third-party claims are asserted in an action that the State of Hawaii has brought against NSI. The Company has also received an answer and counterclaim, dated January 31, 1997, served by NSI in an action brought by the Company against NSI in the Superior Court of the State of Rhode Island. The Company acted as a subcontractor to NSI in connection with the development of software for the State of Hawaii. Additionally, NSI and the Company were parties to a letter of intent, now terminated, for the purpose of exploring a business combination or merger. The Company's suit against NSI in Rhode Island, as well as the State of Hawaii's suit against NSI in Hawaii, arise from the Hawaii software project.

     The allegations of NSI's third-party complaint in the Hawaii action and NSI's counterclaim in the Rhode Island action are substantively identical. NSI alleges that the Company wrongfully used information gained in connection with the letter of intent to attempt to gain control of the State of Hawaii project, interfered with NSI's relationship with the State of Hawaii, employed or solicited the employment of NSI employees in violation of contract, and otherwise breached contractual or other obligations to NSI. NSI seeks damages of approximately $481 from the Company for services and personnel allegedly provided to it by NSI, damages of $60,000 predicated on a decline in the market value of NSI's publicly-traded stock, and other unspecified losses.

     The Company believes that it has not breached any contractual or other obligation to NSI as alleged either in the third-party complaint or the counterclaim, and that it possesses meritorious defenses or set-offs to all of NSI's claims. The Company does not believe that NSI's actions will result in material liability to it, or

               COMPLETE BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

that they will have a material adverse effect on its financial condition, business, or operations, and intends to vigorously contest the claims asserted in both actions.


     The Company is also, from time to time, a party to ordinary, routine litigation incidental to the Company's business. After discussion with its legal counsel, the Company does not believe that the ultimate resolution of any other existing matter will have a material adverse effect on its financial condition, results of operations or cash flows.


14. PRO FORMA AND SUPPLEMENTAL NET INCOME PER COMMON SHARE (UNAUDITED)

     Pro Forma Statement of Income Information

     The pro forma adjustments for the incremental income tax provision included in the accompanying consolidated statements of income reflects the additional provision for Federal and state income taxes at the effective income tax rate as if the Company had been taxed as a C corporation and no foreign tax holidays had been granted during the periods presented. The differences between the United States Federal statutory rate and the consolidated effective rate are as follows:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1995     1996
Statutory Federal income tax rate...........................      34.0%    34.0%
State income taxes, net of Federal tax effect...............       3.0      3.0
Tax rate differences on foreign earnings not subject to U.S.
  tax.......................................................     (26.6)    (2.4)
Other.......................................................       2.8      0.9
                                                                ------    -----
                                                                  13.2%    35.5%
                                                                ======    =====

     The Company considers all undistributed earnings of foreign subsidiaries to be permanently invested. Therefore, no United States income taxes have been provided on these earnings.


     Pro forma weighted average shares outstanding is based on the following:
(i) the weighted average number of shares of Common Stock outstanding; (ii) the dilutive effect of outstanding Common Stock equivalents; (iii) the stock options and convertible shares issued during the twelve months immediately preceding the offering date (using the treasury stock method and the proposed initial public offering price per share) for all periods presented; and (iv) the sale of a sufficient number of shares of the Company's common stock necessary to provide funds to pay the cash portion of the S corporation distribution.


     Pro forma fully diluted earnings per share approximates primary earnings per share for the years ended December 31, 1995 and 1996.

                                                         Pro Forma Balance Sheet

     Due to the anticipated termination of the Company's S corporation status, the accompanying pro forma consolidated balance sheet as of December 31, 1996 reflects the distribution to the Company's shareholders of $9,000 through additional borrowings under the revolving credit facility, along with the recording of deferred tax liabilities. The pro forma consolidated balance sheet also reflects the reclassification of undistributed earnings in the Company to additional paid-in capital.

     Supplemental

     Supplemental net income per common share reflects: (i) pro forma net income; (ii) the elimination of interest expense related to the use of proceeds, net of related income tax effects using an assumed effective tax rate; and (iii) the issuance of shares of Common Stock, the net proceeds of which are used to repay

               COMPLETE BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

indebtedness. Supplemental net income for the years ended December 31, 1995 and 1996 was $1,515, and $2,836 respectively. Supplemental net income per common share for the same periods was $.19, and $.35, respectively.

15. SUBSEQUENT EVENTS (UNAUDITED)

     In connection with the proposed initial public offering by the Company, subsequent to December 31, 1996, the following transactions are anticipated to occur:

          (i) termination of the Company's S corporation status as described in
     Note 1. In connection with this termination, the Company will be required to record deferred tax liabilities with a corresponding tax provision in accordance with SFAS 109 in the period the termination occurs; and

          (ii) the issuance of 552,632 shares of the Company's Common Stock in exchange for the 28% minority interest in CBS Mauritius.

16. INITIAL PUBLIC OFFERING AND RELATED TRANSACTIONS (UNAUDITED)

     On December 20, 1996, the Company filed a Registration Statement on Form S-1 with the Securities and Exchange Commission for the sale of its Common Stock. The net proceeds to the Company from this offering are intended to be used for: payment of undistributed S corporation earnings estimated to be $9,000; the repayment of existing debt, estimated to be $3,000 at the closing date ($6,191 at December 31, 1996); expansion of existing operations, including the Company's offshore software development operations; development of new service lines and possible acquisitions of related businesses; and general corporate purposes, including working capital.


     The unaudited pro forma consolidated balance sheet shown below as of December 31, 1996 gives effect to the following transactions as if such transactions occurred on that date: (i) the sale of shares of Common Stock by the Company, at the initial public offering price of $12.00 per share and the application of the estimated net proceeds therefrom; (ii) recording of deferred tax liabilities upon termination of the Company's S corporation status; (iii) the transfer of undistributed retained earnings to additional paid-in capital; and

               COMPLETE BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(iv) issuance of 552,632 shares of Common Stock in exchange for the 28% minority interest in CBS Mauritius, including the elimination of the minority interest.


                                                                    DECEMBER 31, 1996
                                                          --------------------------------------
                                                          HISTORICAL    ADJUSTMENTS    PRO FORMA
Current assets:
  Cash and cash equivalents...........................     $ 3,382       $  9,077       $12,459
  Other...............................................      21,877             --        21,877
                                                           -------      ---------      --------
       Total current assets...........................      25,259          9,077        34,336
                                                           -------      ---------      --------
Property and equipment, net...........................       5,167             --         5,167
Computer software, net................................         639             --           639
Goodwill..............................................          --          3,090         3,090
Other assets..........................................         193             --           193
                                                           -------      ---------      --------
       Total assets...................................     $31,258       $ 12,167       $43,425
                                                           =======      =========      ========
Current liabilities:
  Current portion of long-term debt...................     $   486       $   (486)      $    --
  Revolving credit facility...........................       5,400         (5,400)           --
  Deferred taxes......................................          --            767           767
  Other...............................................       9,296             --         9,296
                                                           -------      ---------      --------
       Total current liabilities......................      15,182         (5,119)       10,063
                                                           -------      ---------      --------
Deferred revenue, less current portion................         317             --           317
Long-term debt, less current portion..................         305           (305)           --
Deferred taxes........................................          --            339           339
Minority interest.....................................       1,503         (1,503)           --
Shareholders' equity:
  Common and preferred stock..........................          --             --            --
  Additional paid-in capital..........................       3,226         31,804        35,030
  Retained earnings...................................      13,049        (13,049)           --
  Stock subscriptions receivable......................      (2,125)            --        (2,125)
  Cumulative translation adjustment...................        (199)            --          (199)
                                                           -------      ---------      --------
       Total shareholders' equity.....................      13,951         18,755        32,706
                                                           -------      ---------      --------
       Total liabilities and shareholders' equity.....     $31,258       $ 12,167       $43,425
                                                           =======      =========      ========


     The unaudited pro forma consolidated statements of income shown below for the years ended December 31, 1995 and 1996, give effect to the following transactions as if such transactions had occurred as of the beginning of the periods:

         (i) amortization of goodwill over a period of 20 years as a result of the Company's purchase of the 28% minority interest in CBS Mauritius, including the elimination of the minority interest;

          (ii) elimination of interest expense to give effect to the repayment of the Company's revolving credit facility and long-term debt;

          (iii) provision for Federal and state income taxes at the effective income tax rate as if the Company had been taxed as a C corporation and no foreign tax holidays had been granted during the periods presented. The tax provision was computed as follows:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                ------------------
                                                                1995          1996
Statutory Federal income tax rate...........................     34.0%        34.0%
State income taxes, net of Federal tax effect...............      1.7          2.7
Tax rate differences on foreign earnings not subject to U.S.
  tax.......................................................    (19.6)        (3.0)
Amortization of goodwill....................................      3.4          1.4
Other.......................................................      1.6          0.8
                                                                -----         ----
                                                                 21.1%        35.9%
                                                                =====         ====

               COMPLETE BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

          (iv) reflects pro forma weighted average shares of Common Stock, plus the portion of Common Stock offered hereby needed to generate proceeds sufficient to repay the Company's revolving credit facility and long-term debt at the end of each period.


                                                             YEAR ENDED DECEMBER 31, 1995
                                                        ---------------------------------------
                                                                                        PRO
                                                        HISTORICAL    ADJUSTMENTS      FORMA
Revenues............................................     $67,399         $  --       $   67,399
Cost of revenues....................................      53,609            --           53,609
                                                         -------      ---------       ---------
  Gross profit......................................      13,790            --           13,790
Selling, general and administrative expenses........      11,824            --           11,824
Amortization of goodwill............................          --           155              155
                                                         -------      ---------       ---------
  Income from operations............................       1,966          (155)           1,811
Interest expense (income)...........................         692          (724)             (32)
                                                         -------      ---------       ---------
  Income before provision for income taxes and
     minority interest..............................       1,274           569            1,843
Provision for income taxes..........................          --           389              389
Minority interest...................................         252          (252)              --
                                                         -------      ---------       ---------
  Net income........................................     $ 1,022         $ 432       $    1,454
                                                         =======      =========       =========
Pro forma net income per share......................                                 $      .18
                                                                                      =========
Pro forma weighted average shares outstanding.......                                  7,961,000
                                                                                      =========



                                                             YEAR ENDED DECEMBER 31, 1996
                                                        ---------------------------------------
                                                                                        PRO
                                                        HISTORICAL    ADJUSTMENTS      FORMA
Revenues............................................     $83,241         $  --       $   83,241
Cost of revenues....................................      63,302            --           63,302
                                                         -------      ---------       ---------
  Gross profit......................................      19,939            --           19,939
Selling, general and administrative expenses........      15,455            --           15,455
Amortization of goodwill............................          --           155              155
                                                         -------      ---------       ---------
  Income from operations............................       4,484          (155)           4,329
Interest expense (income)...........................         539          (610)             (71)
                                                         -------      ---------       ---------
  Income before provision for income taxes and
     minority interest..............................       3,945           455            4,400
Provision for income taxes..........................          84         1,496            1,580
Minority interest...................................         158          (158)              --
                                                         -------      ---------       ---------
  Net income........................................     $ 3,703         $(883)      $    2,820
                                                         =======      =========       =========
Pro forma net income per share......................                                 $      .34
                                                                                      =========
Pro forma weighted average shares outstanding.......                                  8,213,000
                                                                                      =========

                                     IBC


                   [PHOTO]                          [PHOTO]

                64KB High Speed                 Client Site/CBSI Team
                Data Lines

                                   FLEXIBLE
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                                                Offshore
                                                Team

             ======================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------

                               TABLE OF CONTENTS


                                            PAGE
Prospectus Summary........................    3
Risk Factors..............................    6
The Company...............................   12
Use of Proceeds...........................   13
S Corporation Distribution................   13
Dividend Policy...........................   14
Capitalization............................   14
Dilution..................................   15
Selected Financial Data...................   16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................   17
Business..................................   22
Management................................   32
Certain Transactions......................   37
Principal and Selling Shareholders........   38
Description of Capital Stock..............   38
Shares Eligible for Future Sale...........   39
Underwriting..............................   41
Legal Matters.............................   42
Experts...................................   43
Additional Information....................   43
Glossary of Certain Technical Terms.......   43
Index to Financial Statements.............  F-1


                            ------------------------


     UNTIL MARCH 30, 1997 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


             ======================================================

             ======================================================


                                2,500,000 SHARES


CBSI LOGO

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                          DONALDSON, LUFKIN & JENRETTE
              SECURITIES CORPORATION

                              FERRIS, BAKER WATTS
                                  INCORPORATED


                                 MARCH 5, 1997


             ======================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses to be incurred in connection with the offering are as follows:

Securities and Exchange Commission registration fee.........  $   19,341
National Association of Securities Dealers, Inc. fee........       6,882
Nasdaq National Market listing fee..........................      42,500
Printing expenses and other.................................     260,000
Legal fees and expenses.....................................     275,000
Blue sky fees and expenses..................................       6,000
Accountants' fees and expenses..............................     250,000
Miscellaneous...............................................     140,277
Insurance...................................................     400,000
                                                               ---------
     Total..................................................  $1,400,000
                                                               =========

-------------------------
* Estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Bylaws require the Company to indemnify any director, officer, former director or officer of the Company or any person who may have served at the request of the Company as a director or officer of another corporation in which the Company owns shares of capital stock, or of which it is a creditor, against reasonable expenses (including attorneys' fees) actually and necessarily incurred by such person in connection with the defense of any civil, criminal or administrative action, suit or proceeding in which such person is made a party or with which such person is threatened by reason of being or having been or because of any act as a director or officer of the Company within the course of such person's duties or employment, except in relation to matters as to which such person is adjudged to be liable for negligence or misconduct in the performance of such person's duties. The Company may also reimburse any director or officer for the reasonable costs of settlement of any such action, suit or proceeding, if it is found by a majority of a committee composed of the directors not involved in the matter in controversy (whether or not a quorum) that it was in the interests of the Company that such settlement be made and that the director or officer was not guilty of negligence or misconduct. The right of indemnification will extend to the estate, personal representative, guardian and conservator of any deceased or former director or officer or person who would have been entitled to indemnification. Such rights of indemnification and reimbursement will not be deemed exclusive of any other rights to which such director or officer may be entitled under any statute, agreement, vote of shareholders, or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     In the three years preceding the filing of this registration statement, the Company has issued the following securities that were not registered under the Securities Act:

     In September 1996, the Company effected a 10,000 for 1 stock split. In February 1997, the Company filed an amendment to its Articles of Incorporation to effect a .5942275 for 1 reverse stock split. All share numbers in this Registration Statement have been retroactively restated to give effect to these transactions.

     On October 27, 1995, the Company granted non-incentive stock options representing an aggregate of 267,402 shares of Common Stock to Timothy Manney. The options were exercisable on the first anniversary from the date of the grant at the purchase price of $4.21 per share. On December 30, 1996, Mr. Manney exercised such stock options and the Company issued an aggregate of 267,402 shares of Common Stock for an aggregate purchase price of $1,125,000 to Mr. Manney.

     On October 27, 1995, the Company granted non-incentive stock options representing an aggregate of 237,691 shares of Common Stock to Douglas Land. The options were exercisable on the first anniversary from the date of the grant at the purchase price of $4.21 per share. On December 30, 1996, Mr. Land exercised such stock options and the Company issued an aggregate of 237,691 shares of Common Stock for an aggregate purchase price of $1,000,000 to Mr. Land.

     On October 27, 1995, the Company granted non-incentive stock options representing an aggregate of 148,557 shares of Common Stock to Daniel Rankin. The options are exercisable in two equal annual installments, commencing April 26, 1997, at an exercise price of $4.21.

     On October 27, 1995, the Company granted non-incentive stock options representing an aggregate of 14,856 shares of Common Stock to Frank Stella. The options are exercisable on the first three anniversaries of the date of the grant, at an exercise price of $4.21. On September 12, 1996, the Company granted non-incentive stock options representing an aggregate of 8,913 shares of Common Stock to Mr. Stella. The options are exercisable on the first three anniversaries of the date of the grant, at an exercise price of $8.41.

     On September 12, 1996, the Company also granted non-incentive stock options representing an aggregate of 14,856 shares to Sreedhar Kajeepeta. The options are exercisable in four equal annual installments, commencing one year from the date of the grant, at an exercise price of $8.41.

     On September 12, 1996, the Company also granted incentive stock options representing an aggregate of 273,642 shares to various employees of the Company. All the options are exercisable in either three or four annual installments, commencing one year from the date of the grant, at an exercise price of $8.41.


     On March 3, 1997, the Company also granted incentive stock options representing an aggregate of 135,000 shares to various employees of the Company. All the options are exercisable in no less than three equal annual installments, commencing one year from the date of grant at an exercise price to $12.00.


     Pursuant to an Agreement (the "Acquisition Agreement") among the Company, JF Electra (Mauritius) Limited ("JF Electra"), CBS Complete Business Solutions (Mauritius) Limited ("CBS Mauritius") and Rajendra Vattikuti, on July 19, 1996, JF Electra acquired a 28% interest in CBS Mauritius.


     On March 4, 1997, JF Electra exchanged its 28% interest in CBS Mauritius into 552,632 shares of Common Stock.


     The sales and issuances of the shares of the Common Stock discussed above were exempt from registration by virtue of Sections 3(a), 3(b) and 4(2) of the Securities Act.

ITEM 16. EXHIBITS

 EXHIBIT
  NUMBER                              DESCRIPTION
 1.1*         Form of Underwriting Agreement.
 3.1*         Restated Articles of Incorporation of the Company, as
              amended.
 3.2*         Bylaws of the Company.
 4.1*         See Exhibits 3.1 and 3.2 for provisions of the Restated
              Articles of Incorporation and Restated Bylaws of the Company
              defining rights of the holders of Common Stock of the
              Company.
 4.2*         Specimen Stock Certificate.
 5.1*         Opinion of Camhy Karlinsky & Stein LLP, counsel to the
              Company, as to the legality of the shares being registered.
10.1*         Employment Agreement dated December 12, 1996 between the
              Company and Rajendra B. Vattikuti.
10.2*         Employment Agreement dated December 12, 1996 between the
              Company and Timothy S. Manney.

 EXHIBIT
  NUMBER                              DESCRIPTION
10.3*         Lease dated October 22, 1992 and its seven amendments dated
              October 1, 1993, June 14, 1994, June 28, 1994, September 30,
              1994, October 14, 1994, August 10, 1995 and August 6, 1996,
              between the Company and Orchard Ridge Office Park Limited
              Partnership.
10.4*         Lease Agreement dated March 26, 1993 between the Company and
              President of India through the Development Commissioner and
              Madras, India Lease Letters No. MEPZ/Appln/31/84(1) dated
              September 23, 1986, No. 2 LA (18) 92-EM/2458, No.
              2/28/93-EM/251, No. 2/LA (18) 92-EM/8872, No. 8/25/84 - MEPZ
              dated January 13, 1992, No. 8/25/84 - MEPZ dated May 14,
              1985, No. 2 LA (18) 92-EM dated August 3, 1993 from
              Government of India, Ministry of Commerce, Madras Export
              Processing Zone.
10.5*         1996 Stock Option Plan.
10.6*         Form of Incentive Stock Option Agreement.
10.7*         Nonqualified Stock Option Agreement dated April 25, 1996
              between the Company and Dan Rankin.
10.8*         Nonqualified Stock Option Agreement dated April 25, 1996
              between the Company and Douglas S. Land.
10.9*         Nonqualified Stock Option Agreement dated April 25, 1996
              between the Company and Timothy S. Manney.
10.10*        U.S. License Agreement dated November 3, 1995 between the
              Company and Andersen Consulting LLP, as amended.
10.11*        Acquisition Agreement, dated as of July 19, 1996 between the
              Company, JF Electra (Mauritius) Limited, CBS Complete
              Business Solutions (Mauritius) Limited and Raj Vattikuti
              (without Exhibits).
10.12*        Shareholders Agreement dated as of July 19, 1996 between JF
              Electra (Mauritius) Limited, CBS Complete Business Solutions
              (Mauritius) Limited, Complete Business Solutions (India)
              Private Limited and Raj Vattikuti (without Exhibits).
10.13*        Agreement dated September 14, 1995 between the Company and
              NBD Bank N.A., as amended.
10.14*        Promissory Note dated December 30, 1996 and Exercise and
              Loan Notice and Stock Pledge dated December 30, 1996, each executed by Douglas S. Land.
10.15*        Promissory Note dated December 30, 1996 and Exercise and
              Loan Notice and Stock Pledge dated December 30, 1996, each executed by Timothy S. Manney.
10.16*        Incentive Stock Option Agreement dated September 12, 1996
              between the Company and Nanjappa Venugopal.
10.17(a)**    Nonqualified Stock Option Agreement dated March 3, 1997
              between the Company and Frank Stella regarding October 27,
              1995 grant date.
10.17(b)**    Nonqualified Stock Option Agreement dated March 3, 1997
              between the Company and Frank Stella regarding September 12,
              1996 grant date.
11.1**        Statement re Computation of Per Share Earnings for Pro Forma
              Net Income.
11.1(a)**     EPS Calculation for Supplemental Net Income.
11.1(b)**     EPS Calculation for Pro Forma Net Income.
21.1*         Subsidiaries of Registrant.
23.1*         Consent of Camhy Karlinsky & Stein LLP (included as part of
              Exhibit 5.1).
23.2**        Consent of Arthur Andersen LLP.
24.1*         Powers of Attorney (included on signature page).
27.1*         Financial Data Schedule.


-------------------------
 * Previously filed.

** Filed herewith.

ITEM 17. UNDERTAKING

     The undersigned Registrant hereby undertakes:

          (1) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          (2) That for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) of 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

          (3) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Farmington Hills, State of Michigan, on March 5, 1997.


                                          COMPLETE BUSINESS SOLUTIONS, INC.

                                          By: /s/ RAJENDRA B. VATTIKUTI
                                            ------------------------------------
                                            Rajendra B. Vattikuti
                                            President and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                      TITLE                         DATE

          /s/ RAJENDRA B. VATTIKUTI              President, Chief Executive Officer and    March 5, 1997
---------------------------------------------    Director
            Rajendra B. Vattikuti

                      *                          Executive Vice President of Finance       March 5, 1997
---------------------------------------------    and Administration, Treasurer and
               Timothy Manney                    Director

                      *                          Director                                  March 5, 1997
---------------------------------------------
                Frank Stella

                      *                          Director                                  March 5, 1997
---------------------------------------------
                Douglas Land

       *By: /s/ RAJENDRA B. VATTIKUTI
   --------------------------------------
              Attorney-in-fact

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                            ON SUPPLEMENTAL SCHEDULE

     We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Complete Business Solutions, Inc. and subsidiaries included in this Registration Statement and have issued our report thereon dated January 29, 1997. Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements as a whole. The schedule of Valuation and Qualifying Accounts -- Schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and regulations and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                          Arthur Andersen LLP

Detroit, Michigan,
January 29, 1997.

                                                                     SCHEDULE II

               COMPLETE BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS

                                                                                             DEDUCTIONS -
                                                                   BALANCE AT   CHARGED TO      AMOUNTS      BALANCE AT
                                                                   BEGINNING    COSTS AND    DEEMED TO BE      END OF
       PERIOD ENDED                     DESCRIPTION                OF PERIOD     EXPENSES    UNCOLLECTIBLE     PERIOD
                                                                                  (DOLLARS IN THOUSANDS)
December 31, 1994.........  Allowance for uncollectible accounts      $ 62         $100          $ (62)         $100
December 31, 1995.........  Allowance for uncollectible accounts       100          105            (43)          162
December 31, 1996.........  Allowance for uncollectible accounts       162          120            (68)          214

                                 EXHIBIT INDEX

 EXHIBIT
  NUMBER                              DESCRIPTION
 -------                              -----------
 1.1*         Form of Underwriting Agreement.
 3.1*         Restated Articles of Incorporation of the Company, as
              amended.
 3.2*         Bylaws of the Company.
 4.1*         See Exhibits 3.1 and 3.2 for provisions of the Restated
              Articles of Incorporation and Restated Bylaws of the Company
              defining rights of the holders of Common Stock of the
              Company.
 4.2*         Specimen Stock Certificate.
 5.1*         Opinion of Camhy Karlinsky & Stein LLP, counsel to the
              Company, as to the legality of the shares being registered.
10.1*         Employment Agreement dated December 12, 1996 between the
              Company and Rajendra B. Vattikuti.
10.2*         Employment Agreement dated December 12, 1996 between the
              Company and Timothy S. Manney.
10.3*         Lease dated October 22, 1992 and its seven amendments dated
              October 1, 1993, June 14, 1994, June 28, 1994, September 30,
              1994, October 14, 1994, August 10, 1995 and August 6, 1996,
              between the Company and Orchard Ridge Office Park Limited
              Partnership.
10.4*         Lease Agreement dated March 26, 1993 between the Company and
              President of India through the Development Commissioner and
              Madras, India Lease Letters No. MEPZ/Appln/31/84(1) dated
              September 23, 1986, No. 2 LA (18) 92-EM/2458, No.
              2/28/93-EM/251, No. 2/LA (18) 92-EM/8872, No. 8/25/84 - MEPZ
              dated January 13, 1992, No. 8/25/84 - MEPZ dated May 14,
              1985, No. 2 LA (18) 92-EM dated August 3, 1993 from
              Government of India, Ministry of Commerce, Madras Export
              Processing Zone.
10.5*         1996 Stock Option Plan.
10.6*         Form of Incentive Stock Option Agreement.
10.7*         Nonqualified Stock Option Agreement dated April 25, 1996
              between the Company and Dan Rankin.
10.8*         Nonqualified Stock Option Agreement dated April 25, 1996
              between the Company and Douglas S. Land.
10.9*         Nonqualified Stock Option Agreement dated April 25, 1996
              between the Company and Timothy S. Manney.
10.10*        U.S. License Agreement dated November 3, 1995 between the
              Company and Andersen Consulting LLP, as amended.
10.11*        Acquisition Agreement, dated as of July 19, 1996 between the
              Company, JF Electra (Mauritius) Limited, CBS Complete
              Business Solutions (Mauritius) Limited and Raj Vattikuti
              (without Exhibits).
10.12*        Shareholders Agreement dated as of July 19, 1996 between JF
              Electra (Mauritius) Limited, CBS Complete Business Solutions
              (Mauritius) Limited, Complete Business Solutions (India)
              Private Limited and Raj Vattikuti (without Exhibits).
10.13*        Agreement dated September 14, 1995 between the Company and
              NBD Bank N.A., as amended.
10.14*        Promissory Note dated December 30, 1996 and Exercise and
              Loan Notice and Stock Pledge dated December 30, 1996, each executed by Douglas S. Land.
10.15*        Promissory Note dated December 30, 1996 and Exercise and
              Loan Notice and Stock Pledge dated December 30, 1996, each executed by Timothy S. Manney.

 10.16*       Incentive Stock Option Agreement dated September 12, 1996 between the Company and Nanjappa
              Venugopal.
 10.17(a)**   Nonqualified Stock Option Agreement dated March 3, 1997 between the Company and Frank Stella regarding October 27, 1995 grant date.
 10.17(b)**   Nonqualified Stock Option Agreement dated March 3, 1997 between the Company and Frank Stella regarding September 12, 1996 grant date.
 11.1**       Statement re Computation of Per Share Earnings for Pro Forma Net Income.
 11.1(a)**    EPS Calculation for Supplemental Net Income.
 11.1(b)**    EPS Calculation For Pro Forma Net Income.
 21.1*        Subsidiaries of Registrant.
 23.1*        Consent of Camhy Karlinsky & Stein LLP (included as part of Exhibit 5.1).
 23.2**       Consent of Arthur Andersen LLP.
 24.1*        Powers of Attorney (included on signature page).
 27.1*        Financial Data Schedule.


-------------------------
 * Previously filed.

** Filed herewith.